Exhibit 10.26

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HINES-SUMISEI US CORE OFFICE PROPERTIES LP

September 20, 2004

[Schedule Amended October 4,2004]

i

ii

List of Schedules:

2.1	Limited Partners
3.1	OP Units and Funded Commitments
4.4	Hines Investment Allocation Procedure

iii

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HINES-SUMISEI US CORE OFFICE PROPERTIES LP

          This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HINES-SUMISEI US CORE OFFICE PROPERTIES LP, a Delaware limited partnership (together with its successors, the “Partnership”), is entered into as of September 20, 2004 by and among Hines-Sumisei U.S. Core Office Trust, a Maryland real estate investment trust (the “Trust” and “General Partner”), as the general partner of the Partnership, and the Persons identified as Limited Partners on Schedule 2.1, as limited partners of the Partnership.

Recitals

          WHEREAS, Hines US Core Office Capital LLC, a Delaware limited liability company (the “Original GP”), and the Hines Limited Partner entered into that certain Agreement of Limited Partnership of the Partnership, dated as of March 5, 2003 (the “Original Agreement”);

          WHEREAS, Hines US Core Office Capital LLC, a Delaware limited liability company (the “Original GP”), and Hines US Core Office Capital Associates Limited Partnership, a Texas limited partnership (the “Hines Limited Partner”), entered into that certain Agreement of Limited Partnership of the Partnership, dated as of March 5, 2003 (the “Original Agreement”);

          WHEREAS, the Original Agreement was amended and restated as provided in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 6, 2004 (the “First Restated Agreement”), and, in connection therewith, Hines Interests Limited Partnership, a Delaware limited partnership (together with its successors, “Hines”), and Sumitomo Life Realty (N.Y.), Inc., a New York corporation (“SLR”), were admitted as Limited Partners;

          WHEREAS, immediately prior to the execution and delivery of the First Restated Agreement, the Original GP transferred all of its interest in the Partnership, including its interest as general partner, to the Trust and withdrew from the Partnership, and the Trust was admitted as the general partner of the Partnership; and

          WHEREAS, the General Partner desires to amend and restate the First Restated Agreement in its entirety as provided herein as permitted by Section 13.3 of the First Restated Agreement.

          NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the

General Partner and the Limited Partners hereby amend and restate the First Restated Agreement in its entirety as follows:

ARTICLE I

          SECTION 1.1 Definitions. As used in this Agreement (including in the preamble and recitals), the terms set forth below have the meanings indicated.

          “Act”: The Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor statute.

          “Acquisition Fee”: As defined in Section 7.3(a).

          “Adjusted Capital Account”: At any time, the then balance in the Capital Account of a Partner, after giving effect to the following adjustments:

     (i) add to such Capital Account any amounts that such Partner is obligated to restore under any provision of this Agreement or such Partners’ Subscription Agreement or is deemed obligated to restore as described in the penultimate sentences of Regulations Section 1.704-2(g)(l) and Regulations Section 1.704-2(i)(5), or any successor provisions; and

     (ii) subtract from such Capital Account the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

          “Adjusted Capital Account Deficit”: With respect to any Partner, the deficit balance, if any, in that Partner’s Adjusted Capital Account.

          “Advisory Agreement”: The Amended and Restated Advisory Agreement, dated as of April 1, 2004, by and among the Partnership, the General Partner, the Fund Partnership, the Fund General Partner, SLR and such other Fund Entities as may become party thereto as contemplated by Section 5.7 of the Fund Partnership Agreement.

          “Advisory Committee”: As defined in the Fund Partnership Agreement.

          “Affiliate”: With respect to any Person, a Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

          “Aggregate Debt Limit”: As defined in Section 3.6(a)(i)(A).

          “Agreement”: This Second Amended and Restated Agreement of Limited Partnership of the Partnership, together with all Schedules and Exhibits hereto, as of the date hereof and as each may be amended from time to time.

          “Applicable Percentage”: As defined in Section 5.9(c)(i).

          “Appraiser”: As defined in the Fund Partnership Agreement.

          “Approved Agreement”: As defined in the Fund Partnership Agreement.

          “Asset Management Fee”: As defined in Section 7.2(a).

          “Asset Management Fee Base”: As defined in Section 7.2(a).

          “Board of Trustees”: As defined in the Declaration of Trust.

          “Business Day”: Any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          “Capital Account”: As defined in Section 8.1.

          “Capital Call Notice”: As defined in Section 3.2(a).

          “Capital Calls”: As defined in Section 3.2(a).

          “Capital Cash Flow”: As defined in Section 9.2.

          “Capital Commitment”: As defined in Section 3.2(a).

          “Capital Contribution”: With respect to any Partner, any contribution to the capital of the Partnership by such Partner in accordance with this Agreement.

          “Capital Transaction Gain or Loss”: Any Profits or Losses described in paragraphs (iii), (iv) and (vi) of the definition of Profits and Losses contained in this Section 1.1.

          “Cash Amount”: An amount of cash equal to the value of the REIT Shares Amount based upon the Current Unit Value (and Current Participation Interest Value as applicable) on the date of receipt by the General Partner of a Notice of Redemption.

          “Cash Needs”: Any cash needs or requirements of whatever kind of the Partnership for which sufficient funds are not available from investment income or from reserves held by the Partnership, including (i) the cost of acquiring Investments or paying costs and expenses related thereto, (ii) any operating expenses related to any Property, (iii) debt service (including the repayment of principal and the payment of interest and fees ), (iv) any other Partnership Expenses, and (v) the cost of redeeming Partnership Interests in accordance with this Agreement.

          “CBD”: As defined in Section 5.1(b)(i).

          “Certificate”: As defined in Section 2.1.

          “Class A Major Investor”: An Unaffiliated Limited Partner with an aggregate Capital Commitment of at least $300 million.

          “Class B Major Investor” An Unaffiliated Limited Partner with an aggregate Capital Commitment of at least $150 million, but less than $300 million.

          “Class C Major Investor” An Unaffiliated Limited Partner with an aggregate Capital Commitment of at least $75 million, but less than $150 million.

          “Class D Major Investor” An Unaffiliated Limited Partner with an aggregate Capital Commitment of at least $50 million, but less than $75 million.

          “Code”: The Internal Revenue Code of 1986, as amended as of the date hereof and as the same may be amended from time to time, and any successor statute.

          “Committed Capital”: (i) As to any Partner, the sum of (A) Partnership’s total equity capital multiplied by a fraction, the numerator of which is the total number of OP Units held by such Partner and the denominator of which is the total number of OP Units outstanding plus, prior to the termination of the Investment Period, (B) the Unfunded Commitment of such Partner, and (ii) as to the Partnership, the aggregate of the Committed Capital of all Partners.

          “Constituent Documents”: With respect to any Entity, its constituent, governing or organizational documents, including (a) in the case of a limited partnership, its certificate of limited partnership and its limited partnership agreement, (b) in the case of a limited liability company, its articles or certificate of formation and its operating agreement or limited liability company agreement, (c) in the case of a corporation, its articles or certificate of incorporation and its bylaws and (d) in the case of a trust, its declaration of trust and bylaws.

          “Control”: With respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          “Contributing Partner”: As defined in Section 3.7(b).

          “Current Market Value”: As defined in Section 5.9(b)(i).

          “Current Participation Interest Value”: As defined in Section 5.9(b)(iii).

          “Current Total Equity Value”: As defined in Section 5.9(b)(ii).

          “Current Unit Value”: As defined in Section 5.9(b)(iv).

          “Declaration of Trust”: The Amended and Restated Declaration of Trust of the Trust, as in effect on the date hereof and as the same may be amended from time to time hereafter.

          “Defaulting Limited Partner”: As defined in Section 10.6(b).

          “Default Rate”: The rate of interest per annum equal to the lesser of (i) the Prime Rate plus four percent and (ii) the highest rate permitted by applicable law.

          “Depreciation”: For any Fiscal Year or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same relationship to such beginning Gross Asset Value as the depreciation, amortization or cost recovery deduction in such period for federal income tax purposes bears to the beginning adjusted tax basis; provided however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

          “Entity”: Any corporation, partnership, limited partnership, limited liability company, trust, association, joint stock company or other legal entity.

          “ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

          “Event of Withdrawal”: As defined in Section 12.1 (a).

          “Exchange Date”: As defined in Section 3.8(e).

          “Fees”: Asset Management Fees and Acquisition Fees.

          “Feeder Entity”: As defined in Section 2.10.

          “First Restated Agreement”: As defined in the Recitals of this Agreement.

          “Fiscal Quarter”: As defined in Section 2.8.

          “Fiscal Year”: As defined in Section 2.8.

          “Fund”: As defined in the Fund Partnership Agreement.

          “Fund Entity”: As defined in the Fund Partnership Agreement.

          “Fund General Partner”: (i) Prior to the admission of the Non-Managing General Partner (as defined in the Fund Partnership Agreement) to the Fund Partnership, the “General Partner” as such term is defined in the Fund Partnership Agreement, and (ii) following the admission of the Non-Managing General Partner to the Fund Partnership, the “Managing General Partner” as such term is defined in the Fund Partnership Agreement.

          “Fund Interests”: All interests in the Partnership held by Fund Investors, directly through the ownership of OP Units, and indirectly through the ownership of interests in the Trust or the Fund Partnership.

          “Fund Investor”: As defined in the Fund Partnership Agreement.

          “Fund Partnership”: Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership.

          “Fund Partnership Agreement”: The Fourth Amended and Restated Agreement of Limited Partnership, dated as of August 11, 2004, of the Fund Partnership.

          “Funded Commitment”: As defined in Section 3.2(a).

          “GAAP”: Generally accepted accounting principles in the United States, consistently applied.

          “GECC”: General Electric Capital Corporation, and its successors.

          “General Partner”: The Trust, in its capacity as general partner of the Partnership, and its successors, and any Person hereafter admitted as general partner of the Partnership in accordance with the terms of this Agreement.

          GM Investor Rights Agreement”: The Amended and Restated Investor Rights Agreement, dated as of December 23, 2003, among Hines, the Fund Partnership, NY Trust, General Motors Investment Management Corporation and the other Persons party thereto.

          “Gross Asset Value”: With respect to any Partnership asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

     (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner and agreed to by the Contributing Partner;

     (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, (which determination shall be based upon, and consistent with, the most recent Current Market Values), as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g); and (d) upon the occurrence of any other event for which such an adjustment is permitted under the Regulations; provided however, that adjustments pursuant to clauses (a), (b) and (d) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

     (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the General Partner (which determination shall be based upon, and consistent with, the most recent Current Market Values); and

     (iv) The Gross Asset Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and paragraph (vi) of the definition of

Profits and Losses and Section 8.6(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (iv) to the extent the General Partner determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          “Hines”: As defined in the Recitals to this Agreement.

          “Hines Controlled Entity”: Any partnership, limited liability company, corporation, trust or other entity which is, directly or indirectly, Controlled by (a) Hines, (b) HREH, and/or (b) Jeffrey C. Hines and/or Gerald D. Hines or, in the event of the death or disability of Jeffrey C. Hines and/or Gerald D. Hines, the heirs, legal representatives or estates of either or both of them.

          “Hines Investment Allocation Committee”: As defined on Schedule 4.4.

          “Hines Limited Partner”: As defined in the Recitals to this Agreement.

          “HREH”: Hines Real Estate Holdings Limited Partnership, a Texas limited partnership.

          “Indebtedness”: With respect to any Person, (i) any indebtedness for borrowed money evidenced by a note payable by such Person, (ii) any obligation to pay money secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by such Person, whether or not such Person has assumed or become personally liable for the obligations secured thereby, and (iii) any guaranty by such Person of the Indebtedness (as defined in clause (i) and (ii) of this definition) of another Person; provided that “Indebtedness” with respect to any Person shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of such Person’s business (or guarantees by such Person of such obligations of another Person) and are not delinquent or are being contested in good faith by appropriate proceedings.

          “Indemnified Person”: As defined in Section 6.1.

          “Initial Date”: As defined in the Declaration of Trust.

          “Initial Investment Period”: As defined in the Fund Partnership Agreement.

          “Initial Offering Period”: As defined in the Fund Partnership Agreement.

          “Initial Offering Price”: $1000.00 per OP Unit

          “Investment Advisor”: An Affiliate of Hines or SLR that provides advisory services to the General Partner pursuant to the Advisory Agreement.

          “Investment Company Act”: The Investment Company Act of 1940, as amended as of the date hereof and as the same may be amended from time to time, and any successor statute.

          “Investment Guidelines”: As defined in Section 5. l(b).

          “Investments”: As defined in Section 5.1(a).

          “Investor”: As defined in Section 3.2(a).

          “Limited Partner”: Any Person now or hereafter admitted as a limited partner in accordance with the terms of this Agreement. The Limited Partners as of the date hereof are the Persons identified as such on Schedule 2.1.

          “Liquidating Event”: As defined in Section 12.1.

          “Liquidating Redemption”: As defined in Section 3.10, and, as the context requires, as defined in the corresponding provisions of the Declaration of Trust and the Fund Partnership Agreement.

          “Major Investor”: An Investor with a Capital Commitment of at least $50 million.

          “Majority LP Vote”: As defined in Section 11.6(f).

          “Management Board”: As defined in the Fund Partnership Agreement.

          “Moody’s”: Moody’s Investor Services, Inc.

          “Non-Managing General Partner”: As defined in the Fund Partnership Agreement.

          “NOP”: National Office Partners Limited Partnership, a limited partnership formed by the State of California Public Employees’ Retirement System and an Affiliate of Hines.

          “Notice of Redemption”: As defined in Section 3.8(a), and, as the context requires, as defined in the corresponding provisions of the Declaration of Trust and the Fund Partnership Agreement.

          “NY Trust”: As defined in the Fund Partnership Agreement.

          “NY Trust II”: As defined in the Fund Partnership Agreement.

          “Officer”: As defined in Section 5.3.

          “Operating Cash Flow”: As defined in Section 9.1.

          “Operating Entity”: As defined in Section 5.1(a).

          “OP Unit”: A unit of Partnership Interest having the rights, privileges and restrictions prescribed therefor by the terms of this Agreement.

          “Original Agreement”: As defined in the Recitals of this Agreement.

          “Original GP”: As defined in the Recitals of this Agreement..

          “Outstanding Unit Equivalents”: As of the end of a Fiscal Quarter or other relevant time, a number equal to the number of OP Units outstanding as of the end of such quarter or other relevant time, divided by the difference between 100% and the total Percentage Interests attributable to the Participation Interests as of the end of such Fiscal Quarter or other relevant time.

          “Owner”: As defined in the Property Services Agreement.

          “Participation Interest”: As defined in Section 3.7(c).

          “Partner Nonrecourse Debt”: As defined in Regulations Section 1.704-2(b)(4).

          “Partner Nonrecourse Debt Minimum Gain”: As defined in Regulations Section 1.704-2(i).

          “Partner Nonrecourse Deductions”: As defined in Regulations Section 1.704-2(i).

          “Partners”: Collectively, the General Partner and the Limited Partners, or any additional or successor partners of the Partnership admitted to the Partnership in accordance with the terms of this Agreement. References to a Partner shall be to any one of the Partners.

          “Partnership”: As defined in the Preamble to this Agreement.

          “Partnership Auditor”: As defined in Section 11.2.

          “Partnership Expenses”: As defined in Section 7.4(a).

          “Partnership Interest”: The ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, and to the extent not inconsistent with this Agreement, under the Act, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement and the Act.

          “Partnership Minimum Gain”: As defined in Regulations Sections 1.704-2(b)(2) and l.704-2(d).

          “Payment Date”: As defined in Section 3.2(b).

          “Percentage Interest”: With respect to each Partner (i) for each Fiscal Quarter ending prior to the termination of the Initial Investment Period, a percentage equal to the number of OP Units then owned by such Partner, divided by the number of OP Units then outstanding, and (ii) for each Fiscal Quarter ending after termination of the Initial Investment Period, a percentage determined for each Partner as of each Quarterly Payment Date in the following manner:

     (a) End of Quarter Calculation of Percentage Interest Attributable to Participation Interests. As of each Quarterly Payment Date, each of Hines and SLR shall have a Percentage Interest in respect of its Participation Interest equal to the sum of:

     (i) (A) the Percentage Interest attributable to such Participation Interest as of the end of the immediately preceding Fiscal Quarter (which shall be 0% in the case of each Fiscal Quarter beginning prior to the termination of the Initial Investment Period), adjusted as provided in clause (c) below for OP Units issued during the Fiscal Quarter just ended; plus

     (ii) its AM Sharing Percentage (as defined below) of a fraction (A) whose numerator is 0.09375% of the aggregate Unrecovered Capital of all Class A Major Investors, plus 0.10625% of the aggregate Unrecovered Capital of all Class B Major Investors, plus 0.1125% of the aggregate Unrecovered Capital of all Class C Major Investors, plus 0.11875% of the aggregate Unrecovered Capital of all Class D Major Investors, plus 0.125% of the aggregate Unrecovered Capital of all Unaffiliated Limited Partners that are not Major Investors, each determined as of the end of the current Fiscal Quarter, and (B) whose denominator is the Current Total Equity Value of the Partnership as of the end of the current quarter; plus

     (iii) (A) its AQ Sharing Percentage (as defined below) of 0.5% of the Gross Real Estate Investments (as defined below) made by the Partnership during the Fiscal Quarter just ended, multiplied by (B) the aggregate Percentage Interest of the Unaffiliated Limited Partners in respect of their OP Units only immediately prior to any adjustment under clause (d) below, divided by (C) the Current Total Equity Value of the Partnership as of the end of the Fiscal Quarter just ended.

•	“AM Sharing Percentage”: As to Hines or SLR, as applicable, that percentage of the total Asset Management Fee that such Person is entitled to receive pursuant to Section 2 of the Advisory Agreement.

•	“AQ Sharing Percentage”: As to Hines or SLR, as applicable, that percentage of the total Acquisition Fee that such Person is entitled to receive pursuant to Section 3 of the Advisory Agreement.

•	“Gross Real Estate Investments”: The value of the total consideration (including any assumed Indebtedness) paid in respect of each Investment made by an Operating Entity (other than an Operating Entity which makes its investments indirectly through another Operating Entity), other than any Investment in a Property acquired by such Operating Entity from SLR or any of its Affiliates.

     (b) When Change to Participation Interest Becomes Effective. The Percentage Interest determined under clause (a) as of the end of a particular Fiscal Quarter shall become effective as of the beginning of the immediately following Fiscal Quarter.

     (c) Adjustment of Percentage Interests Attributable to Participation Interest Following Issuance or Redemption of OP Units. Immediately after the issuance or redemption by the Partnership of any OP Units, the Percentage Interest attributable to the Participation Interest shall be adjusted so that it equals (i) the Percentage Interest attributable to the Participation Interest immediately prior to the issuance or redemption of such OP Units, multiplied by (ii) a fraction whose numerator is (A) the number of Outstanding Unit Equivalents immediately prior to the issuance or redemption of such OP Units and whose denominator equals (B) the number of Outstanding Unit Equivalents immediately prior to the issuance or redemption of such Partnership, plus the number of OP Units then being issued, or minus the number of OP Units then being redeemed, as the case may be.

     (d) Calculation of Percentage Interests of Partners’ Holding OP Units. As of each Quarterly Payment Date, each Partner holding OP Units shall have a Percentage Interest in respect of such OP Units equal to (i) 100%, minus the sum of the Percentage Interests attributable to the Participation Interests determined pursuant to clauses (a) and (c) above, multiplied by (ii) a fraction whose numerator is the number of OP Units then owned by such Partner and whose denominator is the total number of OP Units outstanding.

     (e) Calculation of Total Percentage Interests of Hines and SLR. The total Percentage Interest of Hines and SLR, as the case may be, shall equal such person’s Percentage Interest in respect of its Participation Interest (determined under clauses (a) and (c) above), plus such person’s Percentage Interest in respect of its OP Units (determined under clause (d) above).

          “Person”: An individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other legal entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          “Prime Rate”: The rate of interest per annum announced from time to time by JPMorgan Chase Bank, or its successor, at its principal office in New York City as its prime rate.

          “Priority Redemption Right”: As defined in Section 3.9.

          “Priority Redemptions”: As defined in Section 3.9, and, as the context requires, as defined in the Fund Partnership Agreement and the Declaration of Trust.

          “Private Placement FTP Exemption”: The exemption from publicly traded partnership status provided in Regulation Section 1.7704-l(h) (which generally applies if (i) all interests in a partnership are issued in a transaction or series of transactions that are not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during taxable year of the partnership).

          “Private Transfer”: Any of the following:

     (i) transfers in which the basis of the Partnership Interest in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under Code Section 732;

     (ii) transfers at death, including transfers from an estate or testamentary trust;

     (iii) transfers between members of a family;

     (iv) transfers involving the issuance of interests by (or on behalf of) the Partnership in exchange for cash, property, or services;

     (v) transfers involving distributions from a qualified retirement plan or an individual retirement account;

     (vi) the transfer by a Partner and any related persons (within the meaning of Code Section 267(b) or 707(b)(l)) in one or more transactions during any thirty calendar day period of Partnership Interests representing in the aggregate more than 2 percent of the total interests in Partnership capital or profits;

     (vii) transfers by one or more Partners of interests representing in the aggregate 50 percent or more of the total interests in Partnership capital and profits in one transaction or a series of related transactions; and

     (viii) transfers not recognized by the Partnership within the meaning of Regulation Section 1.7704-l(d)(2) (i.e., the Partnership neither admits the transferee as a partner nor recognizes any rights of the transferee as a partner).

          “Profits” and “Losses”: For each Fiscal Year or portion thereof, an amount equal to the Partnership’s items of taxable income or loss for such year or period, determined by the General Partner in accordance with Code Section 703(a) with the following adjustments:

     (i) any income which is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to taxable income or loss;

     (ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Regulations Section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

     (iii) in the event that the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset Value contained in this Article I, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

     (iv) gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

     (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

     (vi) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, or is required pursuant to the last sentence of Regulations Section 1.704-l(b)(2)(iv)(m)(2) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

     (vii) any items specially allocated pursuant to Section 8.6 or Section 8.7 shall not be considered in determining Profits or Losses.

          “Property”: As defined in Section 5.1(a).

          “Property Manager”: As defined in Section 5.6.

          “Property Services Agreement”: As defined in Section 5.6.

          “Property Services Agreement Form”: As defined in the Fund Partnership Agreement.

          “Quarterly Payment Date”: The first Business Day following the end of each Fiscal Quarter.

          “Recapitalization”: As defined in Section 3.8(d).

          “Redeeming Partner”: As defined in Section 3.8(a).

          “Redemption Amount”: Either the Cash Amount or the REIT Shares Amount as determined pursuant to Section 3.8.

          “Redemption Right”: As defined in Section 3.8(a).

          “Regulations”: The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          “Regulatory Allocations”: As defined in Section 8.7.

          “REIT”: As defined in Section 5.7.

          “REIT Distribution Objectives”: As defined in Section 9.6.

          “REIT Requirements”: As defined in Section 5.7.

          “REIT Shares Amount”: A number of Shares equal to (i) the number of OP Units offered for redemption by a Redeeming Partner, plus (ii) (A) the Current Participation Interest Value associated with the portion of the Participation Interest offered for redemption by a Redeeming Partner, multiplied by (B) a fraction whose numerator equals the number of OP Units outstanding and whose denominator equals the difference between the Current Total Equity Value and the Current Participation Interest Value.

          “Required Vote”: As defined in Section 13.3(a).

          “Rights”: As defined in Section 3.8(e).

          “S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

          “Securities Act”: The Securities Act of 1933, as amended.

          “Selected Prior Closing Partner”: As defined in Section 3.3(b).

          “Shareholder”: As defined in the Declaration of Trust.

          “Shares”: As defined in Section 6.1 of the Declaration of Trust.

          “Similar Law”: Any federal, state, local, non-U.S. or other law or regulation that contains one or more provisions that are similar to any of the provisions contained in Title I of ERISA or Section 4975 of the Code.

          “Single Asset Debt Limit”: As defined in Section 3.6(a)(i)(B).

          “SLR”: As defined in the Recitals to this Agreement.

          “SLR Designee”: As defined in the Fund Partnership Agreement.

          “Specified Redemption Date”: As defined in Section 3.8(a).

          “Subscription Agreement”: As defined in Section 3.2(a).

          “Subsequent Closing”: As defined in Section 3.3(b).

          “Subsequent Closing Partner”: As defined in Section 3.3(b).

          “Super Majority LP Vote”: As defined in Section 11.6(f).

          “Tax Matters Partner”: As defined in Section 11.4(a).

          “Temporary Investment”: Any repurchase agreements of primary Federal Reserve dealers using treasury securities only; bankers acceptances which are legal for purchase by the Federal Reserve Bank; United States Treasury bills and agency discount notes; commercial paper that is rated by Moody’s or S&P in its highest rating category; accounts or mutual funds which invest in any of the foregoing; and any other investment approved by the Advisory Committee as a Temporary Investment.

          “Term”: As defined in Section 2.9.

          “Transfer”: As a noun, any sale, transfer, gift, exchange, assignment, devise or other disposition, as well as any other event that causes any Person to acquire beneficial ownership, or any agreement to take any such actions or cause any such events, with respect to Partnership Interests, or the right to vote or receive distributions with respect to Partnership Interests, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Partnership Interests or any interest in Partnership Interests or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership of Partnership Interests; in each case, whether voluntary or involuntary, whether owned of record or beneficially owned, and whether by operation of law or otherwise. The terms “Transferor,” “Transferee,” “Transferred” and “Transferring” have correlative meanings.

          “Trust”: As defined in the Preamble to this Agreement.

          “Unaffiliated Limited Partner” A Limited Partner that is not an Affiliate of the General Partner or of Hines.

          “Unfunded Commitment”: As defined in Section 3.2(a).

          “Unrecovered Capital”: An amount, determined for each Limited Partner, which equals the aggregate amount of all Capital Contributions made by such Limited Partner to the Partnership less the aggregate amount of capital returned to such Limited Partner by the Partnership by either the redemption of OP Units or the distribution of Capital Cash Flow.

          “Voting Fund Investors”: As defined in the Fund Partnership Agreement.

          “Withdrawn General Partner”: As defined in Section 12.1.

          “75% Majority LP Vote”: As defined in Section 11.6(f).

          SECTION 1.2 Interpretation; Terms Generally. The definitions set forth in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof and “hereunder” and words of similar import shall be deemed to refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a “day” or number of “days” (that does not refer explicitly to a “Business Day” or “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

ARTICLE II

General Provisions

          SECTION 2.1 Formation and Continuation. The Partnership was formed as a limited partnership under the Act by the filing of its certificate of limited partnership (the “Certificate”) with the Secretary of State of the State of Delaware on March 5, 2003. The Original GP shall have no right, title or interest in or to the Partnership and no rights or obligations under this Agreement other than its rights as an Indemnified Person under Sections 6.1 and 6.2. The General Partner shall continue as the general partner of the Partnership and each Person admitted as a Limited Partner shall continue as a limited partner of the Partnership. As of the date hereof, each Person identified as a Limited Partner on Schedule 2.1 is a Limited Partner. The General Partner may amend Schedule 2.1 from time to time to reflect the admission of additional Limited Partners.

          SECTION 2.2 Name. The name of the Partnership shall be “Hines-Sumisei US Core Office Properties LP.” The General Partner shall, with the affirmative written consent of SLR (which consent shall not be unreasonably withheld) and upon notice to the Limited Partners, have the right to change the name of the Partnership and, in connection therewith, may execute and file (pursuant to the power-of-attorney provided for in Section 13.2, where necessary) such amendments to this Agreement, the Certificate and such other documentation, as shall be necessary or desirable to effect such name change. The Partnership shall do business under the name of the Partnership or under such other name (including any assumed name) as the General Partner may from time to time determine in its sole discretion. Upon the dissolution and termination of the Partnership, the General Partner shall retain all rights with respect to the name of the Partnership and the use of such name.

          SECTION 2.3 Organizational Certificates and Other Filings. If requested by the General Partner, the Limited Partners will promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

          SECTION 2.4 Principal and Other Offices. The principal executive office of the Partnership shall be c/o Hines Interests Limited Partnership, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, or such other place as may from time to time be designated by the General Partner in its sole discretion. The General Partner shall give prompt notice to each Partner of any change in the principal office of the Partnership. The Partnership may also have such other offices and places of business as the General Partner determines to be appropriate.

          SECTION 2.5 Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware shall be c/o Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 or such other place as may be designated from time to time by the General Partner in its sole discretion. The name and address of the registered agent for the Partnership in the State of Delaware which shall act as its agent for service of process in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other agent as may be designated from time to time by the General Partner in its sole discretion.

          SECTION 2.6 Purpose. The purpose of the Partnership is to make, hold, own, sell, convey, exchange, transfer or otherwise dispose of investments in accordance with the Investment Guidelines and to engage in such other activities as are permitted hereby or are incidental or ancillary thereto as the General Partner deems necessary or advisable, all upon the terms and conditions set forth in this Agreement.

          SECTION 2.7 Powers. The Partnership shall have all the powers now or hereafter conferred by the laws of the State of Delaware on limited partnerships formed under the Act and, subject to the express limitations set forth in this Agreement, may do any and all lawful acts or things that are necessary, appropriate, incidental or convenient for the furtherance and accomplishment of the purposes of the Partnership or for the protection and benefit of the Partnership or its properties and assets. Without limiting the generality of the foregoing, and subject to the terms of this Agreement, the Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out its purposes and conduct its business. Without limiting the generality of the foregoing, the Partnership, and the General Partner on behalf of the Partnership, are authorized and empowered to enter into, deliver and perform the Partnership’s obligations under the Advisory Agreement.

          SECTION 2.8 Fiscal Year. The fiscal year (“Fiscal Year”) and taxable year of the Partnership will be the calendar year, and its fiscal quarters (each, a “Fiscal Quarter”) shall end on the last day of each calendar quarter. The General Partner may change the ending date of the Fiscal Year if the General Partner determines in good faith that such change is necessary or appropriate. The General Partner will change the taxable year of the Partnership if and to the extent necessary to comply with Code Section 706 and the Regulations thereunder. The General Partner will give prompt written notice of any such change to the Limited Partners.

          SECTION 2.9 Term. The term of the Partnership (the “Term”) commenced upon the filing of the Certificate and shall continue until the Partnership is dissolved and its affairs are wound up in accordance with Article XII.

          SECTION 2.10 Feeder Entities. In order to facilitate investment in the Partnership by certain investors, the General Partner may establish or facilitate the establishment of one or more collective investment vehicles or other arrangements (each such vehicle or arrangement, a “Feeder Entity”) through which investors may invest in the Partnership by acquiring interests in such Feeder Entity. Affiliates of the General Partner may hold interests in any such Feeder Entity or in the general partner (or advisor or similar entity) of such Feeder Entity. In case of a default by any such Feeder Entity, the General Partner may treat one or more of such investors (rather than such Feeder Entity) as a Defaulting Limited Partner as provided in Section 10.6. In addition, the terms of the governance and/or organizational documents of any such Feeder Entity may permit the payment to the general partner (or advisor or similar entity) of such Feeder Entity of management, advisory or other fees, and any such fees paid by such Feeder Entity to its general partner (or advisor or other entity) may be used to reduce and offset the Asset Management Fee or Acquisition Fees payable under this Agreement, in which event the General Partner shall amend this Agreement so that the benefit of any such reduction inures to such Feeder Entity.

ARTICLE III

Partnership Capital

          SECTION 3.1 Partnership Capital. As of the date of this Agreement, the Partners have been issued OP Units and have Funded Commitments in the amounts set forth opposite their names on Schedule 3.1. The General Partner shall record all issuances and redemptions of OP Units on the books of the Partnership.

          SECTION 3.2 Capital Commitments.

     (a) The Partnership may from time to time, at the discretion of the General Partner, issue additional OP Units and admit additional Limited Partners to the Partnership. Any Person (other than the Trust) that acquires a Partnership Interest for cash (an “Investor”) after the date hereof will acquire such interest pursuant to an agreement (a “Subscription Agreement”) between such Investor and the Partnership pursuant to which such Investor agrees to acquire, and the Partnership agrees to issue, a specified number of OP Units in exchange for Capital Contributions in cash at a specified price per OP Unit, all on such terms and conditions as are provided in this Agreement and as may be provided in such Subscription Agreement. A Subscription Agreement shall become effective as of the date it has been executed and delivered by the Investor party thereto and accepted by the General Partner on behalf of the Partnership. OP Units issuable pursuant to a Subscription Agreement may be issuable in installments, with each installment being issuable, and the Capital Contribution therefore being payable, in accordance with calls for capital (“Capital Calls”) issued pursuant to written notice (the “Capital Call Notice”) to the Investor party to such Subscription Agreement. The total purchase price payable by any Investor under a Subscription Agreement for the OP Units issuable pursuant thereto is referred to as such Investor’s “Capital Commitment”. Each Investor which acquires any OP Units pursuant to a Subscription Agreement shall be deemed to be admitted to the Partnership as a Limited Partner immediately upon the payment of the purchase price for the first OP Units so issued to such Investor. The aggregate amount of Capital Contributions made by a Partner (in cash or property) is referred to herein as such Partner’s “Funded Commitment,” and the portion of the Capital Commitment provided for in any Subscription Agreement that remains unpaid after any closing of a purchase and issuance of OP Units pursuant thereto shall be referred to as the “Unfunded Commitment” of the Limited Partner party to such Subscription Agreement. Subject to Section 11.4(c), in no event will any Limited Partner be required to contribute any capital to the Partnership in excess of such Limited Partner’s Capital Commitment.

     (b) If at any time the General Partner determines to raise capital by issuing Capital Calls to Partners having Unfunded Commitments, it shall generally coordinate the issuance of such Capital Calls with the Fund General Partner so that capital is called pro rata from all Fund Investors having unfunded commitments to contribute capital to the Fund Partnership, the Trust and/or the Partnership based on the relative unfunded commitments of such Fund Investors to such Entities. However, the General Partner and Fund General Partner may, in their discretion, issue Capital Calls other than on such a pro rata basis to the extent required by the terms of any Subscription Agreement or other agreement between the Partnership or the General Partner and one or more Partners, or if the General Partner or the Fund General Partner otherwise deems it advisable to issue Capital Calls in some manner other than on such a pro rata basis (for example, to assist in achieving or maintaining the status of the Trust as a “domestically controlled” REIT). Each Capital Call Notice issued by the General Partner shall specify the account to which Capital Contributions are to be delivered pursuant thereto and the date on which such Capital Contributions are due (“Payment Date”) which date shall be no sooner than ten Business Days after the date such Capital Call Notice is issued. All Capital Contributions made on or before the Payment Date specified in a Capital Call Notice shall be deemed to have been made on such Payment Date.

          SECTION 3.3 Initial Offering Period.

     (a) All Subscription Agreements entered into during the Initial Offering Period shall provide for the issuance of OP Units at the Initial Offering Price; provided that any such Subscription Agreement may, in the discretion of the General Partner, provide for the issuance of OP Units at a price different from the Initial Offering Price in any Subscription Agreement entered into after the date of this Agreement if, in the reasonable determination of the General Partner in its sole discretion, such different price is appropriate based on any appreciation or depreciation of any Investments from the date of this Agreement to the effective date of such Subscription Agreement; provided further. that no Subscription Agreement entered into during the Initial Offering Period shall provide for the issuance of OP Units at a price per OP Unit less than the Initial Offering Price without the consent of the Limited Partners holding OP Units immediately prior to the effective date of such Subscription Agreement by a Majority LP Vote.

     (b) If, following a closing of the issuance of OP Units during the Initial Offering Period (any such closing, a “Subsequent Closing”), there remain any Unfunded Commitments, then each Limited Partner that was admitted or increased its Capital Commitment at such Subsequent Closing may (a “Subsequent Closing Partner”) may, at the discretion of the General Partner, be required to make a Capital Contribution (and be issued OP Units in respect thereof) in an amount up to its pro rata share (based on the Capital Commitments of all Partners immediately after such Subsequent Closing) of the Funded Commitments of all Partners holding OP Units immediately prior to such Subsequent Closing. The General Partner may, in its discretion, use the proceeds of any such Capital Contributions to redeem OP Units held by one or more Partners (selected at the discretion of the General Partner) holding OP Units immediately prior to such Subsequent Closing (each, a “Selected Prior Closing Partner”) at the same price per OP Unit at which such OP Units were acquired by such Selected Prior Closing Partner, such that, after making such Capital Contributions and redemptions, each Subsequent Closing Partner’s Funded Commitment relative to its Capital Commitment is the same as or less than the Funded Commitment of each Selected Prior Closing Partner relative to its Capital Commitment. The Funded Commitment of any Partner having OP Units redeemed pursuant to the preceding sentence shall be reduced by the amount received by such Partner for the OP Units redeemed, such Partner’s Unfunded Commitment shall be increased by such amount, and such Partner shall remain obligated to purchase additional OP Units at the price per share provided for in its Subscription Agreement to the full extent of its Unfunded Commitment as so increased.

          SECTION 3.4 Initial Investment Period. Upon the termination of the Initial Investment Period, any remaining Unfunded Commitments attributable to Subscription Agreements entered into during the Initial Offering Period shall be canceled automatically and without any further action by any party, and the General Partner shall have no further right to issue Capital Calls, and Investors shall have no further right to purchase OP Units in respect of such canceled Unfunded Commitments pursuant to any such Subscription Agreement; provided that the foregoing shall not affect (i) the right of the General Partner or the Partnership to pursue any remedies available to it under this Agreement or at law in respect of any default in respect of a Capital Call issued prior to the termination of the Initial Investment Period, or (ii) the obligation of any Limited Partner with respect to a Capital Commitment attributable to a Subscription Agreement entered into after the Initial Offering Period.

          SECTION 3.5 Additional Capital.

     (a) Except as specifically provided in this Agreement or any Subscription Agreement, no Partner (including the General Partner) shall be required to, and no Limited Partner shall have the right to, contribute additional funds or other property to the Partnership. The Partnership may from time to time incur Indebtedness in accordance with Section 3.6 and issue additional OP Units in accordance with Section 3.7.

     (b) Except (i) for the net proceeds of the issuance by the Trust of debt securities that are loaned by the Trust to the Partnership, and (ii) where the Trust determines that the net proceeds generated by the issuance of additional Shares or other securities (whether for debt or equity) shall be retained by the Trust for a valid business reason consistent with the purposes of the Partnership and such retention does not materially adversely affect the Limited Partners, the net proceeds of any and all funds raised by or through the Trust through the issuance of Shares or other securities shall be contributed to the Partnership as additional Capital Contributions, in which event the Trust shall be issued additional OP Units in accordance with Section 3.7.

          SECTION 3.6 Partnership Indebtedness.

     (a) The General Partner shall have the right, at its option, to cause the Partnership to incur or assume Indebtedness from any Person for any Partnership purpose including to cover Partnership Expenses, make Investments, provide permanent financing or provide interim financing to the extent necessary to consummate the purchase of Investments prior to completion of the permanent debt financing therefor or prior to the receipt of Capital Contributions, and to pledge or otherwise encumber assets of the Partnership or any Operating Entity to secure any such Indebtedness, subject to the following:

     (i) The Partnership shall not incur any Indebtedness unless after giving effect to such incurrence,

     (A) the aggregate amount of Indebtedness of the Partnership, the Trust and the Fund Partnership is not more than 50% of the Current Market Value of all of the Partnership’s Investments at the time any such Indebtedness is incurred (the “Aggregate Debt Limit”); and

     (B) the total amount of Indebtedness that is secured by any one Investment shall not exceed 65% of the Current Market Value of such Investment at the time such Indebtedness is incurred (the “Single Asset Debt Limit”).

     (ii) Notwithstanding clause (i) of this Section 3.6(a), the General Partner may cause the Partnership to incur Indebtedness in excess of the Aggregate Debt Limit and/or the Single Asset Debt Limit if the General Partner determines that it is advisable to do so in connection with the acquisition of a new Investment; provided that, at the time such excess Indebtedness is incurred, the General Partner makes a reasonable determination that the aggregate Indebtedness of the Partnership, the Trust and the Fund Partnership will be within the Aggregate Debt Limit, and the Indebtedness secured by such Investment will be within the Single Asset Debt Limit, within one year after the incurrence of such excess Indebtedness.

     (b) The General Partner may cause the Partnership to issue debt securities to the Trust in exchange for funds that the Trust has raised through the incurrence of Indebtedness or the issuance of debt securities; provided that (i) the terms of the debt securities so issued by the Partnership are substantially the same as the terms of the Indebtedness incurred or the debt securities issued by the Trust in respect of such funds, and (ii) the principal amount of the debt securities so issued by the Partnership, taken together with other Indebtedness of the Partnership, the Trust and the Fund Partnership, but without duplication of the corresponding debt securities issued by the Trust, would not exceed the Aggregate Debt Limit.

     (c) In connection with the incurrence of Indebtedness, the General Partner shall have the right, in its discretion, to pledge to the lender the right of the General Partner to issue Capital Calls in respect of the Unfunded Commitments of the Partners, and to enforce the obligations of the Limited Partners to make Capital Contributions in respect thereof, in accordance with the terms and conditions of this Agreement and the Subscription Agreements. Each Limited Partner having an Unfunded Commitment shall, upon the written request of the General Partner, for the benefit of one or more lenders or other Persons extending credit to the Partnership, (A) acknowledge its obligations pursuant to this Agreement and its Subscription Agreement to make Capital Contributions (which may, as determined by the General Partner, include an acknowledgment that the General Partner or the lender on behalf of the General Partner (in accordance with the agreements between such lender and the Partnership and/or the General Partner), may call such Capital Contributions in accordance with this Agreement and such Limited Partner’s Subscription Agreement to pay the outstanding obligations to such lenders without, except as expressly set forth in this Agreement, defense, counterclaim or offset of any kind); provided that the liability of the Limited Partners to make Capital Contributions shall not be increased thereby and shall not result in the loss of a Limited Partner’s limited liability status under this Agreement, and (B) execute such documents as may be reasonably required to create a security interest in such Limited Partner’s obligations to make such Capital Contributions, which the General Partner may perfect and assign for the benefit of a lender as determined by the General Partner in its sole discretion. For purposes of determining whether the aggregate Indebtedness of the Partnership, the Trust and the Fund Partnership is within the Aggregate Debt Limit, Indebtedness secured by a pledge of the General Partner’s right to make Capital Calls in respect of the Partners’ Unfunded Commitments shall not be treated as outstanding Indebtedness; provided that no assets of the Partnership are pledged to secure such Indebtedness other than the right of the General Partner to issue Capital Calls in respect of the Unfunded Commitments of the Partners and to enforce the obligations of the Limited Partners to make Capital Contributions in respect thereof.

          SECTION 3.7 Issuance of OP Units and Participation Interests. The General Partner shall cause the Partnership to issue additional OP Units and Participation Interests from time to time as follows:

     (a) The Partnership shall issue OP Units to the Trust upon the issuance by the Trust of additional Shares (other than in exchange for OP Units) and the contribution of the net proceeds thereof as a Capital Contribution to the Partnership as provided for in Section 3.7(b), it being understood, however, that (i)(A) the Trust may issue Shares upon conversion or exchange of any securities issued by the Trust in accordance with the terms of the Declaration of Trust and that are convertible into or exchangeable for Shares in cases where the Trust then owns comparable securities in the Partnership that are convertible or exchangeable for OP Units or (B) the Trust may issue Shares in lieu of fees or compensation for services to the Trust, the Partnership or any Operating Entity without receiving any proceeds, and (ii) the issuance of Shares as described in clauses (i)(A) and (i)(B) shall nonetheless entitle the Trust to receive additional OP Units pursuant to this Section 3.7(a) (provided that, in the case of transactions described in clause (i)(A), the Trust actually exchanges or converts such Partnership securities). The number of OP Units issued to the Trust pursuant to this Section 3.7(a) shall be equal to the number of Shares issued by the Trust.

     (b) The Partnership may issue OP Units, as determined by the General Partner in its discretion, to existing or newly-admitted Partners, (i) in exchange for the making by such a Partner (a “Contributing Partner”) of a Capital Contribution to the Partnership in cash, or (ii) in connection with the acquisition, directly or indirectly, of an Investment from such Contributing Partner or an Affiliate of such Contributing Partner by the Partnership or a Fund Entity in which the Partnership, has a direct or indirect interest; provided, that no OP Units may be issued pursuant to this Section 3.7(b) at a price per OP Unit that is less than the Current Unit Value as of the date on which the Partnership enters into a binding agreement to issue such OP Units without the consent of the Limited Partners by a Majority LP Vote. The General Partner will not permit the Partnership or any Fund Entity that the Partnership Controls to issue equity interests to third party investors at a valuation that reflects a valuation of any Property in which the Partnership or such Fund Entity has a direct or indirect interest of less than Current Market Value as of the date a binding commitment is made for the issuance of such equity interests without the written consent of Voting Fund Investors holding, without duplication, sixty- six and two-thirds percent (66 2/3%) or more of the aggregate outstanding equity interests in the Fund Partnership, the Trust and the Partnership held by Voting Fund Investors, excluding any equity interest which is specifically designated a non-voting interest under the Constituent Documents of the issuer of such equity interest.

     (c) Effective as of the date hereof, the Partnership is issuing to each of Hines and SLR a limited partnership interest denominated as a “Participation Interest.” The Participation Interest is an equity interest in the Partnership which is granted in consideration for services rendered by Hines and SLR as Investment Advisors to the Fund pursuant to the Advisory Agreement. The Participation Interest is in addition to, and distinct from, the OP Units described above, and any references to “OP Units” shall not be deemed to include the Participation Interest. A Partner’s percentage interest attributable to its Participation Interest (if any), together with the percentage of the total outstanding OP Units held by it, equal its Percentage Interest in the Partnership. The Participation Interest is an interest solely in profits and shall not have any Capital Commitment or initial Capital Account associated with it. It is intended that the Participation Interest constitute a profits interest within the meaning of Section 2.02 of IRS Revenue Procedure 93-27, 1993-2 C.B. 343.

     (i) The formula for the calculation of the Participation Interest is included in the definition of Percentage Interest in Section 1.1. The Participation Interest is intended to provide each Investment Advisor holding it with an interest in the Partnership that approximates the interest it would acquire if it received Asset Management Fees and Acquisition Fees after the Initial Investment Period in the same amounts payable in respect of such fees during the Initial Investment

Period and then invested half of such amounts in the Partnership through the acquisition of additional OP Units. (However, since the Participation Interest is a profits interest, this interest will be substantially economically equivalent to the ownership of OP Units only if the Partnership has adequate gain or profit to allocate to the holder of the Participation Interest.) Without considering the effect of additional equity investments or redemptions by existing or new Partners, the grant of the Participation Interest has the effect of decreasing the Percentage Interest of all Unaffiliated Limited Partners after the Initial Investment Period as the Percentage Interest associated with the Participation Interests increases in a manner corresponding to the accrual of additional Asset Management Fees and Acquisition Fees that would occur if such fees were payable in cash after the Initial Investment Period in the same amounts as such fees are payable during the Initial Investment Period pursuant to the terms of this Agreement. This is accomplished by the OP Unit cancellation procedure described in Section 5.9. (Schedule 5.9 of the Fund Partnership Agreement provides an example of OP Unit cancellations as contemplated by Section 5.9.)

     (ii) SLR may, at any time prior to the end of the Initial Investment Period, elect to return its Participation Interest to the Partnership by giving written notice to such effect to the General Partner. In such event, the General Partner shall amend this Agreement and the Advisory Agreement (in a manner reasonably acceptable to SLR) as necessary to provide for (A) only Hines having a Percentage Interest calculated by reference to a Participation Interest, and (B) the payment to the General Partner for the benefit of SLR of additional cash amounts in respect of Asset Management Fees and Acquisition Fees to which SLR would be entitled under the Advisory Agreement if the Partnership continued to pay such fees after the Initial Investment Period in the manner that such fees are required to be paid under this Agreement during the Initial Investment Period.

     SECTION 3.8 Redemption Rights.

     (a) Subject to the provisions of Sections 3.8(b) and (d), each Limited Partner shall have the right (a “Redemption Right”) to require the Partnership to redeem all or a portion of the OP Units and/or Participation Interest held by such Limited Partner at a redemption price equal to and in the form of the Redemption Amount at any time after the later of (i) the last day of the Initial Investment Period and (ii) the first anniversary of the date such Limited Partner acquired the OP Units it seeks to redeem. The Redemption Right shall be exercised pursuant to a notice (a “Notice of Redemption”) delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Redemption Right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Redemption Right if the Trust elects to purchase the OP Units and/or Participation Interest subject to the Notice of Redemption pursuant to Section 3.8(c). The Redeeming Partner shall have no right, with respect to any OP Units and/or Participation Interests so redeemed, to receive any distribution paid with respect to OP Units if the record date for such distribution is on or after the tenth Business Day following the date the General Partner receives the Notice of Redemption (the “Specified Redemption Date”). If, and beginning with the first day of the first taxable year in which, the Partnership no longer qualifies for the Private Placement FTP Exemption, the Redemption Right shall comply with the requirements of Regulations Section 1.7704-l(f) and shall be construed and administered in accordance therewith. The General Partner may modify the Redemption Right from time to time in its discretion to ensure that the terms of the Redemption Right comply and continue to comply with such requirements.

     (b) In addition to other restrictions on Redemption Rights in any other provision of this Agreement, the following restrictions apply to all Redemption Rights (other than the redemption right of the Trust set forth in Section 3.12):

     (i) Notwithstanding any other provision of this Article III, but subject to the last sentence of clause (iii) below, a Limited Partner shall be entitled to exercise the Redemption Right only if (x) the redemption or purchase of the Limited Partner’s OP Units and Participation Interest, as the case may be, would constitute a Private Transfer or (y) the Percentage Interest attributable to the OP Units and Participation Interest to be purchased or redeemed, when aggregated with other Transfers of OP Units within the same taxable year of the Partnership (but not including Private Transfers), would constitute a Percentage Interest often percent (10%) or less.

     (ii) The General Partner may establish such policies and procedures as it may deem necessary or desirable in its discretion to administer the 10% limit set forth in subparagraph (i) above, including imposing further limitations on the number of OP Units and portion of Participation Interest with respect to which the Redemption Right may be exercised during any period of time shorter than a calendar year and establishing procedures to allocate the ability to exercise the Redemption Right among the Limited Partners.

     (iii) The restrictions set forth in subparagraphs (i) and (ii) of this Section 3.8(b) shall continue in effect until such time as the Partnership is no longer potentially subject to classification as a publicly traded partnership, as defined in Code Section 7704, in the absence of such restrictions, as determined by the General Partner in its discretion. The restrictions set forth in such clauses (i) and (ii), together with the restrictions on the Transfer of Partnership Interests set forth in Section 10.3(a)(iii), are intended to limit transfers of interests in the Partnership in such a manner as to permit the Partnership to qualify for the safe harbors from treatment as a publicly traded partnership set forth in Treasury Regulations Sections 1.7704-l(d), (e), (f) and (j) and shall be construed and administered in accordance therewith. The General Partner may modify the restrictions set forth in such clauses (i) and (ii), and the provisions of Section 10.3(c), from time to time in its discretion to ensure that the Partnership complies and continues to comply with the requirements of the Code and Regulations described above. Notwithstanding anything herein to the contrary, the provisions of subparagraphs (i)-(iii) shall only apply if, and beginning with the first day of the first taxable year in which, the Partnership no longer qualifies for the Private Placement PTP Exemption.

     (iv) A Limited Partner shall not be entitled to exercise a Redemption Right if such exercise (assuming, in the case of the exercise of a Redemption Right, that the Trust elects to purchase all OP Units and/or Participation Interests proposed to be redeemed in exchange for Shares pursuant to Section 3.8(c)) would (a) result in the total number of outstanding Shares and any other ownership or beneficial interests in the Trust being owned by fewer than one hundred persons within the meaning of Code Section 856(a)(5); (b) result in such Limited Partner or any other Person owning, directly or constructively under Code Section 856(d)(5), in excess of 9.9% of the total Shares (and any other ownership or beneficial interests) in the Trust; (c) cause more than 50% of the value of the Trust’s Shares (and any other ownership or beneficial interests) to be held by five or fewer individuals and certain organizations under Code Section 856(h) and 542(a)(2); (d) cause the Trust to own, directly or constructively, 10% or more of the ownership interests of any person that is a tenant with respect to any real property owned or constructively owned by the Trust (so as to prevent the application of Code Section 856(d)(2)); (e) cause the Trust to no longer qualify as a “domestically-controlled REIT” as defined in Code Section 897(h)(4) if the Trust is so qualified at the time of the proposed redemption; (f) cause the Trust to become a “Pension-Held REIT” as such term is defined in Code Section 856(h)(3) if the Trust was not a “Pension-Held REIT” immediately prior to the proposed redemption; or (g) cause the acquisition of Shares (and any other ownership or beneficial interests) in the Trust by such Limited Partner to be “integrated” with any other distribution of interests in the Trust for purposes of complying with the registration provisions of the Securities Act of 1933. The General Partner may modify the restrictions set forth in this Section 3.8(b) from time to time in its discretion to ensure that the Partnership complies and continues to comply with Code Section 856. The General Partner may, in its sole discretion, waive the restrictions on redemption set forth in this Section 3.8(b); provided, however, that in the event a restriction is waived, the applicable Redeeming Partner shall be paid the Cash Amount.

     (v) A Limited Partner shall not be entitled to exercise a Redemption Right if it prejudices or affects the continuity of the Partnership for purposes of Code Section 708. Prior to any such redemption, the General Partner may require an opinion of counsel, which counsel and opinion shall be satisfactory to the General Partner, to the effect that such redemption will not cause adverse tax consequences to the non-redeeming Partners, and such Limited Partner exercising the Redemption Right shall be responsible for paying said counsel’s fee for such opinion.

     (vi) The Partnership shall not redeem any Partnership Interests for the Cash Amount pursuant to this Section 3.8(a) requested to be redeemed pursuant to a Notice of Redemption that did not request a Liquidating Redemption, unless the Partnership and the Trust can also make, in accordance with Section 3.10, all Liquidating Redemptions requested to be made pursuant to Notices of Redemption then in effect that did request Liquidating Redemptions.

     (c) Notwithstanding the provisions of Section 3.8(a), a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the Partnership Interests described in the Notice of Redemption to the Trust, and the Trust (or any designee thereof) may, in its sole and absolute discretion, elect to purchase directly and acquire such Partnership Interests by paying to the Redeeming Partner either the Cash Amount or the REIT Shares Amount, as elected by the Trust or any designee thereof (each in its sole and absolute discretion), on the Specified Redemption Date, whereupon the Trust or any designee thereof shall acquire the Partnership Interests offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Interests as of the Specified Redemption Date. If the Trust or any designee thereof shall elect to exercise its right to purchase Partnership Interests under this Section 3.8(c) with respect to a Notice of Redemption, it shall so notify the Redeeming Partner within five Business Days after the receipt by the General Partner of such Notice of Redemption. Unless the Trust or any designee thereof (each in its sole and absolute discretion) shall exercise its right to purchase Partnership Interests from the Redeeming Partner pursuant to this Section 3.8(c), neither the Trust nor any designee thereof shall have any obligation to the Redeeming Partner or the Partnership with respect to such Redeeming Partner’s exercise of such Redemption Right. In the event that the Trust or any designee thereof shall exercise its right to purchase Partnership Interests with respect to the exercise of a Redemption Right in the manner described in the first sentence of this Section 3.8(c), the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption, and each of the Redeeming Partner, the Partnership, and the Trust or any designee thereof, as the case may be, shall treat the transaction between the Trust or its designee, as the case may be, and the Redeeming Partner for federal income tax purposes as a sale of the Redeeming Partner’s Partnership Interests to the Trust or such designee. Each Redeeming Partner agrees to execute such documents as the General Partner or the Trust may reasonably require in connection with the issuance of Shares equal to the REIT Shares Amount upon exercise of the Redemption Right by a Limited Partner and the election to purchase such Partnership Interests by the Trust. Notwithstanding the foregoing, the Trust may not elect, pursuant to this Section 3.8(c), to acquire Partnership Interests for the Cash Amount pursuant to any Notice of Redemption that did not request a Liquidating Redemption, unless the Trust and the Partnership can also make, in accordance with Section 3.10, all Liquidating Redemptions requested to be made pursuant to Notices of Redemption then in effect that did request Liquidating Redemptions.

     (d) The Trust shall at all times reserve and keep available out of its authorized but unissued Shares, solely for the purpose of effecting the exchange of Partnership Interests for Shares, a number of Snares equal to the number of Outstanding Unit Equivalents not owned by the Trust. No Limited Partner shall, by virtue of being the holder of a Partnership Interest be deemed to be a Shareholder of or have any other interest in the Trust. In the event of any change in the outstanding Shares of the Trust or its successor by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change other than the issuance of Rights, as further described in Section 3.8(e) (a “Recapitalization”), the number of OP Units held by each Partner shall be adjusted upward or downward to equal such number of Shares of the Trust (or as applicable, the Shares or equivalent class of securities of the successor thereto) as would have been held by the Partner immediately following the Recapitalization if such Partner had held a number of Shares equal to such number of OP Units immediately prior to such Recapitalization, In the event the Trust or any designee thereof acquires Participation Interests pursuant to Section 3.8(c), any Participation Interest so acquired shall be automatically converted into a number of OP Units which equals the REIT Shares Amount attributable to such Participation Interest, and the General Partner shall record the transfer on the books of the Partnership so that the Trust or any designee thereof, as applicable, is thereupon the owner and holder of such OP Units. As is more particularly described in Section 3.8(b)(iv), notwithstanding any other provisions of this Section 3.8, a Limited Partner shall not have the right to exercise a Redemption Right if, upon payment of the REIT Shares Amount to such Limited Partner, (i) the Trust would, as a result thereof, no longer qualify (or it would be reasonably possible in the judgment of the General Partner that the Trust no longer would qualify) as a real estate investment trust under the Code; or (ii) the payment of such REIT Shares Amount to the Limited Partner would constitute or be reasonably possible in the judgment of the General Partner to constitute a violation of applicable federal or state securities laws or would violate any applicable provisions of the organizational documents of the Trust (including without limitation any restrictions on ownership of securities of the Trust set forth in the Declaration of Trust or Bylaws of the Trust). In either such event, to the extent the consequences described in clause (i) or (ii) of the preceding sentence could be eliminated by reasonable action of the General Partner or the Trust without any material detriment to the General Partner or the Trust and at the expense of such Limited Partner(s) requesting such exchange, the Trust or the General Partner shall take all such reasonable action to effect the exchange of Partnership Interests for Shares by such Limited Partner(s) as herein provided.

     (e) In the event that a Redeeming Partner exercises the Redemption Right, and the Trust or any designee thereof elects to make the payment of the REIT Shares Amount to the Redeeming Partner in accordance with the first sentence of Section 3.8(c), and in the event that the Trust issues to all of its holders of Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling such Shareholders to subscribe for or purchase Shares or any other securities or property (collectively, “Rights”), with the record date for such Rights issuance falling within the period starting on the date that the Trust receives the Notice of Redemption from the Redeeming Partner and ending on the day immediately preceding the date upon which the Trust, or its designee delivers the Shares to the Redeeming Partner in exchange for such Redeeming Partner’s Partnership Interests (the date upon which such exchange occurs being referred to herein as the “Exchange Date”), which Rights will not be distributed before the Exchange Date, then the Trust or its designee shall be required to deliver to the Redeeming Partner in exchange for the Partnership Interest being redeemed under this Section 3.8, in addition to the REIT Shares Amount, such Rights that the Redeeming Partner would have received if it had been the owner of the Shares to be delivered by the Trust to the Redeeming Partner prior to the record date for the issuance of the Rights.

          SECTION 3.9 Priority Redemption Rights. In connection with the issuance of OP Units to a Contributing Partner, the Partnership may agree, subject to the terms of any Priority Redemption Rights, in the sole discretion of the General Partner, as part of the terms and conditions for such issuance, to grant such Contributing Partner a right to redeem all or a portion of the OP Units held by such Limited Partner at a redemption price equal to the Current Unit Value at the time of redemption in respect of some or all of the OP Units issued to such Contributing Partner in such issuance on or before a specified date or dates (any such preferential or modified redemption right, a “Priority Redemption Right”). Pursuant to any such agreement, the General Partner may apply any Capital Cash Flow and any funds received from Capital Contributions of Limited Partners that would otherwise be available for making distributions to the Partners or redeeming OP Units pursuant to Redemption Rights generally to the making of any redemptions required to be made pursuant to any Priority Redemption Rights. Redemptions made or required to be made pursuant to the exercise of Priority Redemption Rights are referred to herein as “Priority Redemptions”.

          SECTION 3.10 Liquidating Redemptions. Notwithstanding the contrary provisions of Section 3.8(c), a Limited Partner delivering a Notice of Redemption within the last forty-five days of any calendar year following the termination of the Initial Investment Period may specify in such Notice of Redemption that the OP Units or Participation Interest subject thereto may not be purchased for the REIT Share Amount but must be purchased for the Cash Amount. If a Limited Partner requests a redemption pursuant to the preceding sentence (a “Liquidating Redemption”), the General Partner shall use its reasonable best efforts to redeem such OP Units or Participation Interest for the Cash Amount on or before the last day of the calendar year following the year in which such Notice of Redemption was delivered, subject to the following:

     (a) All Liquidating Redemptions must meet the applicable requirements of Section 3.8(b).

     (b) In no event shall the Trust, the Partnership and the Fund Partnership collectively be required to redeem for cash in any calendar year, in the aggregate, more than 10% of the total Fund Interests outstanding as of the first day of such calendar year. If, for any calendar year, Partners, Shareholders and partners of the Fund Partnership request Liquidating Redemptions with respect to an aggregate amount of Fund Interests which exceeds 10% of the total amount of Fund Interests outstanding as of the first day of such calendar year, then each such Person entitled to participate in such redemption shall be entitled to redeem its pro rata share of the total amount of Fund Interests requested to be redeemed in such calendar year based on the amount of Fund Interests requested to be redeemed in each such Person’s Notice of Redemption.

     (c) If more than one Partner, Shareholder or limited partner of the Fund Partnership submits a request for a Liquidating Redemption in a calendar year, then funds available to effect such redemptions shall be applied pro rata to the redemption of the interests in the Partnership, the Trust and/or the Fund Partnership subject to each such Fund Investor’s Notice of Redemption, based on such Fund Investor’s share of the total equity in such Entities.

     (d) In no event will any OP Units or Participation Interest be redeemed pursuant to a Liquidating Redemption to the extent that (i) the General Partner determines in good faith that such redemption would be inconsistent with the best interests of the Partnership or the Trust (including adversely impacting the Trust’s qualification to be taxed as a REIT or the Trust’s, the Partnership’s or the Fund Partnership’s financial condition), or (ii) the Partnership is unable to raise or acquire sufficient funds to pay the Cash Amount on terms acceptable to the Partnership, as determined by the General Partner in good faith.

     (e) Each Notice of Redemption requesting a Liquidating Redemption will expire and be of no further force or effect as of the last day of the calendar year following the year in which such Notice of Redemption was delivered. A Limited Partner will be entitled to participate in Liquidating Redemptions in any given calendar year only to the extent of the OP Units or Participation Interest subject to a Notice of Redemption requesting a Liquidating Redemption within the last forty-five days of the preceding calendar year.

          SECTION 3.11 Redemption and Repurchase of Shares. Notwithstanding any other provision of this Agreement which may be contrary to this Section 3.11, in the event of the repurchase or redemption for cash by the Trust of Shares, the Partnership shall, concurrently with such repurchase or redemption, redeem or repurchase OP Units held by the Trust that correspond to the Shares and/or other securities being redeemed or repurchased by the Trust.

          SECTION 3.12 Redemption of Trust Shares, In addition to the other redemption rights provided for in this Agreement, and in priority over the redemption rights available to Partners under this Agreement (other than, to the extent applicable, any Priority Redemption Rights), the General Partner may use the proceeds of any Capital Contribution to redeem OP Units held by the Trust if the Trust or the Fund Partnership requires funds to pay expenses or to make any Priority Redemption applicable to it, including any redemption of an interest in the Fund held by Hines or any Affiliate of Hines as contemplated by Section 3.10 of the Fund Partnership Agreement.

ARTICLE IV

General Partner

          SECTION 4.1 General Partner. Subject to the express limitations set forth in this Agreement, all rights and powers to manage and control the business and affairs of the Partnership shall be vested exclusively in the General Partner, which shall have full authority to exercise in its discretion, on behalf of and in the name of the Partnership, all rights and powers of the sole general partner of a limited partnership formed under the Act. The General Partner shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Partnership to such officers, employees, Affiliates, agents and representatives of the General Partner or the Partnership as it may from time to time deem appropriate. Any authority delegated by the General Partner to any other Person shall be subject to the limitations on the rights and powers of the General Partner specifically set forth in this Agreement.

          SECTION 4.2 Powers of the General Partner.

     (a) Subject to the express limitations set forth in this Agreement, the power to direct the management, operation and policies of the Partnership shall be vested exclusively in the General Partner, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement.

     (b) Without limiting the foregoing general powers and duties, the General Partner is hereby authorized and empowered on behalf and in the name of the Partnership, or on its own behalf and in its own name, or through agents as may be appropriate, subject to the limitations contained elsewhere in this Agreement, to:

     (i) make all decisions concerning the investigation, selection, negotiation, structuring, commitment to, monitoring of and disposition of Investments, and enter into Advisory Agreements with Investment Advisors under which such Investment Advisors provide advice and recommendations to the General Partner for the Partnership with respect to origination, investigation, structuring, finance, acquisition, monitoring and/or disposition of Investments;

     (ii) direct the formulation of investment policies and strategies for the Partnership, and select and approve the investment of Partnership funds, all in accordance with the Investment Guidelines and the other limitations of this Agreement;

     (iii) acquire (directly or indirectly through one or more intermediate holding or investment entities), hold, sell, transfer, exchange, pledge and dispose of Investments, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Investments, including, without limitation, the exercise of any voting rights with respect to an Investment, the approval of a restructuring of an Investment, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters;

     (iv) manage Investments generally, including, but not limited to, the owning, holding, financing, managing, servicing, operating, maintaining, improving, developing, rehabilitating, leasing and otherwise dealing with the Investments; selling, exchanging, compromising, collecting, mortgaging or otherwise disposing of all or any portion of the Investments and, in connection therewith, accepting, collecting, holding, selling, exchanging, mortgaging, pledging or otherwise disposing of evidences of Indebtedness or other property received pursuant thereto;

     (v) open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

     (vi) hire for usual and customary payments and expenses consultants, investment bankers, brokers, appraisers, attorneys, accountants and such other agents for the Partnership as it may deem necessary or advisable, including, without limitation, for any management, construction, leasing and other property management services, and authorize any such agent to act for and on behalf of the Partnership;

     (vii) enter into, execute, maintain and/or terminate contracts, undertakings, agreements and any and all other documents and instruments in the name of the Partnership, and do or perform all such things as may be necessary or advisable in furtherance of the Partnership’s powers, objects or purposes or to the conduct of the Partnership’s activities, including entering into agreements to acquire or dispose of Investments which may include such representations, warranties, covenants, indemnities and guaranties as the General Partner deems necessary or advisable;

     (viii) incur Indebtedness and provide indemnities in connection therewith, on a recourse (only with respect to the assets of the Partnership or any Operating Entity) or non-recourse basis, on behalf of any Operating Entity or the Partnership and, in its discretion, secure any and all of such Indebtedness with the assets of the Partnership or any Investment or any Operating Entity, including the Unfunded Commitments of the Limited Partners, and to assign the Partnership’s and the General Partner’s rights to issue Capital Calls and to deliver Capital Call Notices to the Limited Partners, to receive Capital Contributions from Limited Partners and to enforce such rights under the terms of this Agreement and any Subscription Agreement;

     (ix) act as the “tax matters partner” under the Code and in any similar capacity under state, local or foreign law;

     (x) make, in its sole discretion, any and all elections for U.S. federal, state, local and foreign tax matters, including any election to adjust the basis of Partnership property pursuant to Sections 734(b), 743(b) and 754 of the Code or comparable provisions of state, local or foreign law; and

     (xi) delegate any powers or responsibilities of the General Partner under this Agreement as they relate to any Operating Entity to the trustees, directors, or managers, as applicable, of such Operating Entity.

     (c) Notwithstanding Subsections (a) and (b) of this Section 4.2, the General Partner shall not take any action in the name or on behalf of the Partnership which under the terms of this Agreement requires the approval or consent of the Advisory Committee or the Limited Partners, unless the approval or consent required by this Agreement has been obtained, or that violates Section 5.7 hereof.

          SECTION 4.3 Time Commitment. The General Partner shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Partnership and its Investments such time as shall be necessary to conduct the business and affairs of the Partnership and its Investments in an appropriate manner consistent with the terms of this Agreement. The Limited Partners acknowledge that the General Partner and other Affiliates of Hines and their respective employees, officers and agents may also engage in activities unrelated to the Partnership and may provide services to Persons other than the Partnership.

          SECTION 4.4 Outside Investments. So long as the Partnership has the capacity to make new Investments, the General Partner will not and will cause each Affiliate of Hines not to make (i) any new equity investment which satisfies the Investment Guidelines (other than through an interest in the Partnership) or (ii) act as a manager or the primary source of transactions on behalf of another pooled investment fund focusing on substantially the same types of investment opportunities as those targeted by the Partnership; provided that such restriction shall not apply to the following:

     (a) any investment which the General Partner has decided not to make or pursue based on a good faith determination that such investment is inappropriate or inadvisable for the Partnership, whether due to capacity, diversification, rate of return objectives or other considerations; provided that to the extent the General Partner determines in good faith that it is desirable for the Partnership to make some but not all of a particular investment, then the Partnership may make such investment to such extent and the General Partner or another Affiliate of Hines (alone or with other Strategic Investors) may co- invest with the Partnership in such investment on a side-by-side basis on terms no more favorable than those applicable to the Partnership’s share of the investment;

     (b) any investment by the Hines U.S. Office Value Added Fund, or any other fund or investment program affiliated with Hines which has investment policies and objectives which differ substantially from those of the Partnership and which, in the good faith judgment of the General Partner, does not compete in any material way for investments that would be suitable for the Partnership;

     (c) any investment in an office building more than 75% leased to a single tenant under a lease having at least two years remaining on its term (excluding extension options);

     (d) any reinvestment of proceeds by any of NY Trust, NY Trust II or any Controlled Affiliate thereof from the transfer, sale or other disposition of any asset held by such Entity, or any additional investment by any of NY Trust, NY Trust II or any Controlled Affiliate thereof in any asset in which it holds an interest;

     (e) passive investments (i.e., investments which do not involve active participation in management by any Affiliate of Hines); and

     (f) any investment made by NOP pursuant to an investment opportunity allocated to NOP in accordance with the Hines investment allocation procedure described in Schedule 4.4.

          SECTION 4.5 Transactions with Affiliates. Except for the Approved Agreements and for transactions the terms of which are expressly contemplated or approved by this Agreement or the Fund Partnership Agreement, neither the General Partner nor any other Affiliate of Hines shall engage in any material transaction with the Partnership or any Fund Entity in which the Partnership has an interest unless the terms of such transaction have been approved by the Advisory Committee and the General Partner. The Advisory Committee shall not unreasonably withhold its consent to any such transaction proposed by the General Partner. The General Partner will not consent to or propose to the Advisory Committee any such transaction which the General Partner does not believe is on fair market terms for comparable transactions.

          SECTION 4.6 Co-Investment Opportunities. The General Partner may permit one or more Persons, including Fund Investors and Affiliates of the General Partner, to co-invest in Properties in which the Partnership invests if the General Partner determines that it is not in the best interest of the Partnership to invest (or that the Partnership is prohibited from investing pursuant to the terms of this Agreement or any Approved Agreement) the entire amount required to fund such Investment because of the size of or risk inherent in such Investment or due to legal, regulatory or tax considerations. Any such co-investment made by a Fund Investor or an Affiliate of a Fund Investor may be made through an investment vehicle in which such co-investor has an interest separate from its interest in the Fund, and if the General Partner and/or its Affiliates are the co-investor, such co-investment shall have economic terms that are materially no more favorable to the General Partner and/or its Affiliates, as applicable, than the terms of this Agreement or the terms contemplated by any Approved Agreement. If the General Partner, Hines or any Affiliate of the General Partner or Hines co-invests in a Property with the Partnership, then, unless otherwise approved by the Advisory Committee, the General Partner, Hines or such Affiliate, as applicable, shall be required to dispose of its interest in such Property at the same time as the Partnership disposes of its interest in the Property on terms no more favorable to such Person than those received by the Partnership. For the avoidance of doubt, nothing in this Section 4.6 shall restrict (i) the offering of co-investment rights to Co-Investors (as defined in the GM Investor Rights Agreement) to the extent permitted by the GM Investor Rights Agreement, or (ii) any Operating Entity or other Fund Entity from entering into partnership or other joint venture arrangements with third parties providing for shared ownership of an Investment to the extent such arrangements are deemed necessary or desirable to facilitate the acquisition, operation or disposition of, or otherwise add value to, any Investment.

          SECTION 4.7 Other Activities not Restricted. Except as provided in Section 4.2(c), Sections 4.3 through 4.6 and Article V, this Agreement shall not be construed in any manner that precludes the General Partner or any Affiliate of Hines, or any of their respective officers, employees or agents from engaging in any activity whatsoever permitted by applicable law.

ARTICLE V

Partnership Management

          SECTION 5.1 Investment Guidelines.

     (a) The Partnership will invest, directly and indirectly, in real estate properties in the United States in accordance with the Investment Guidelines. Any real estate and related personal property in which the Partnership invests is referred to herein as a “Property”, any intermediate entity through which the Partnership holds its interest in a Property is referred to herein as an “Operating Entity,” and the Partnership’s Properties and its interests in Operating Entities are referred to generally as “Investments.” The Partnership will maintain in Temporary Investments or cash any funds of the Partnership that are not invested in Investments, distributed to the Partners or applied toward the expenses of the Partnership.

     (b) The investment objective of the Partnership is to (A) achieve an average cash return to Limited Partners of 7% to 8% on their capital invested in respect of OP Units and (B) generate an internal rate of return to Limited Partners of 10% to 12% on their capital invested in respect of OP Units, net of Partnership expenses, over an assumed ten year holding period while adhering to the following guidelines (the “Investment Guidelines”).

     (i) The Partnership will invest in existing office properties that the General Partner believes are desirable long term “core” holdings. The Partnership will target high quality properties in attractive Central Business District (“CBD”) and suburban locations, with the expectation that approximately 70% of the Partnership’s Invested Capital will be invested in CBD Properties.

     (ii) A Property may be a mixed-use property (i.e., some part of its value and/or operating income may be attributable to non-office components), so long as at least 70% of the projected net operating income of such Property is attributable to office components.

     (iii) The Partnership will not invest in raw land, except where such investment is incidental to an investment in an existing developed office property or made as part of an investment in a portfolio of existing office properties; provided that, in any case, subject to clause (v) below, the Partnership shall not make an investment in raw land if such investment would cause the value of Partnership’s total investment in raw land to exceed 2% of the total value of all Partnership Investments at the time the Partnership makes such investment.

     (iv) Subject to clause (v) below, the Partnership will not invest in any property or asset that has a material hotel or lodging component.

     (v) Notwithstanding clauses (iii) and (iv) of this Section 5.1(b), the Partnership may make an investment in raw land or hotel or lodging assets that would otherwise be prohibited by such clauses (iii) and (iv) if such investment is made as part of a transaction involving existing office properties, and the General Partner has a reasonable plan for disposing of its investment in the prohibited assets to the extent necessary to comply with the requirements of such clauses (iii) and (iv) within twelve months after making such investment.

     (vi) After the Initial Investment Period, the Invested Capital in any single Investment will not exceed 25% of the Partnership’s Committed Capital; provided that the Partnership may acquire an Investment that exceeds such 25% limit (but which does not in any event exceed 50% of the Partnership’s Committed Capital), if the General Partner expects to reduce the Committed Capital of the Partnership invested in such Investment to 25% or less of the Committed Capital of the Partnership within nine months after making such investment.

          SECTION 5.2 Advisory Committee.

     (a) The Advisory Committee’s approval will not be required for any actions or decisions of the General Partner, except that approval of the Advisory Committee shall be required for:

     (i) any transaction between the Partnership or any Operating Entity, on the one hand, and Hines or any Affiliate of Hines or the General Partner on the one hand, other than: (A) the provision of services pursuant to any Property Services Agreement, (B) the leasing of a limited amount of office space on market terms by Hines or any of its Affiliates for conducting its operations, (C) the sale of OP Units, Shares or of any equity securities of the Partnership or the Trust to Hines or any of its Affiliates at the same price per share or unit as is offered to other investors or, if no such securities are being offered to unaffiliated investors, at the Current Unit Value or at such other price as may be approved by the Limited Partners by a Super Majority LP Vote, (D) the redemption of Partnership Interests held by Affiliates of Hines pursuant to the terms of this Agreement, and (E) any other transaction specifically permitted by this Agreement or the Fund Partnership Agreement;

     (ii) the ratification of any Appraiser selected in accordance with the Fund Partnership Agreement;

     (iii) any in kind distribution by the Partnership of publicly traded securities; and

     (iv) notwithstanding clause (i)(A) above, any increase of fees payable to any Property Manager pursuant to any Property Services Agreement to amounts greater than those provided for in the Property Services Agreement Form.

          SECTION 5.3 Officers. The General Partner may, in its discretion, designate one or more persons as officers of the Partnership (any such Person, an “Officer”). Officers shall hold such offices as the General Partner may establish and have such powers and duties as the

General Partner may delegate to them from time to time. Any Officer may be removed and replaced at any time by the General Partner with or without cause. Officers will receive no compensation from the Partnership for their service as such. The General Partner shall remain obligated for the performance of its obligations under this Agreement notwithstanding the delegation of any of them to an Officer.

          SECTION 5.4 Management Rights of Limited Partners. Except as expressly provided in this Agreement, no Limited Partner shall have the right or power to participate in the management or affairs of the Partnership, nor shall any Limited Partner have the power to sign for or bind the Partnership. The exercise by any Limited Partner of any right conferred on Limited Partners by this Agreement shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act.

          SECTION 5.5 Advisory Agreement. The General Partner shall remain liable to the Partnership for the performance of its obligations under this Agreement, notwithstanding the delegation of any such obligations to the Investment Advisors pursuant to the Advisory Agreement. The General Partner shall bear the costs of all services provided by the Investment Advisors under the Advisory Agreement; provided that the Investment Advisors shall be entitled to receive Asset Management Fees and Acquisition Fees as provided in the Advisory Agreement and Sections 7.2 and 7.3 of this Agreement.

          SECTION 5.6 Property Services Agreements. For each Property acquired by the Partnership, the Partnership or the Operating Entity through which the Partnership owns such Property shall enter into a property services agreement (a “Property Services Agreement”) with Hines or an Affiliate of Hines (a “Property Manager”) substantially in the form of the Property Services Agreement Form pursuant to which the Property Manager will provide property management, redevelopment and leasing services for such Property. By executing this Agreement, each Limited Partner approves the provisions of the Property Services Agreement Form and consents to the execution, delivery and performance by the Partnership and/or each Operating Entity holding an interest in a Property of a Property Services Agreement substantially in such form with respect to each Property in which the Partnership invests. The General Partner may make such changes to the Property Services Agreement as it deems necessary or appropriate to accommodate the particular circumstances of each Property; provided that the General Partner shall not authorize any increase in the Property Services Fees payable to the Property Manager or any material increase in the risks or obligations to be borne by the Owner under any Property Services Agreement over those provided for in or contemplated by the Property Services Agreement Form, without the consent of the Advisory Committee. The Partnership will be liable for its proportionate share of all obligations to the Property Manager of Owner under all Property Services Agreements. Each Property Manager shall be a third party beneficiary of this Agreement but only to the extent of the preceding sentence.

          SECTION 5.7 REIT Requirements. Each Limited Partner acknowledges that (i) at the Initial Date, the Trust intends to elect to be treated as a real estate investment trust (“REIT”) under Code Section 856, (ii) in order to maintain its status as a REIT after the Initial Date, the Trust must comply with numerous and complex rules and regulations set forth in the

Code and the Regulations, many of which are applied on a quarterly and/or annual basis (the “REIT Requirements”), and (iii) the management and operation of the Partnership will have a material effect on the ability of the Trust to continue to maintain its status as a REIT. Notwithstanding any other provision of this Agreement or any non-mandatory provision of the Act, after the Initial Date the Partnership shall not take any action which (or fail to take any action, the omission of which) (i) could adversely affect the ability of the Trust to qualify or continue to qualify as a REIT, (ii) could subject the Trust to any additional taxes under Code Section 857 or Code Section 4981 or other potentially adverse consequences under the Code, or (iii) otherwise could cause the Trust to violate the REIT Requirements, specifically including the restrictions on Redemption Rights in Section 3.8(b)(iv). In addition, after the Initial Date and notwithstanding any other provision of this Agreement or any non-mandatory provision of the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, in either case undertaken in the General Partner’s business judgment that such action or omission is necessary or advisable in order (A) to protect the ability of the Trust to continue to qualify as a REIT or (B) to avoid the Trust incurring any taxes under Code Section 857 or Code Section 4981, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

          SECTION 5.8 Consideration of All Investors. In considering the advisability of any proposed Investment or disposition of an Investment, or any issuance if OP Units or equity interests of any subsidiary of the Partnership, the General Partner shall consider the interests of all investors in the Fund Partnership, the Trust, and the Partnership, as a group.

          SECTION 5.9 Asset Valuations; Determination of Current Unit Value; Cancellations of OP Units.

     (a) All Properties shall be periodically appraised as provided in Section 5.9 of the Fund Partnership Agreement.

     (b) Each calendar quarter the General Partner shall establish the Current Market Value of each Property, the Current Total Equity Value, the Current Participation Interest Value, and the Current Unit Value derived from the Current Market Values, as so established, of all Properties. A hypothetical example calculation of Percentage Interests and OP Unit cancellations as contemplated by this Section 5.9 and the definition of Percentage Interest is provided at Schedule 5.9 of the Fund Partnership Agreement.

     (i) The “Current Market Value” of a Property shall be as determined pursuant to Section 5.9(c)(i) of the Fund Partnership Agreement.

     (ii) The “Current Total Equity Value” as of any date shall equal the net distributions that would be received by the Partnership if all Properties were sold at their Current Market Value in an all cash sale as of such date, and the net proceeds of such sale and all other cash and cash equivalents of each Fund Entity, determined after taking into account expected transaction costs (including all closing costs customarily borne by a seller in the market where each Property is located and estimated legal fees and expenses) and the repayment of all debts of each Fund Entity, as reasonably determined by the General Partner, were distributed by each Fund Entity to its owners.

     (iii) The “Current Participation Interest Value” for the entire Participation Interest as of any date shall equal the lesser of (a) the product of (i) the Percentage Interest attributable to the Participation Interest as of such date, multiplied by (ii) the Current Total Equity Value as of such date or (b) the aggregate amount that would be distributed in respect of the Participation Interest in accordance with Section 12.4(b) if the Partnership were to distribute an amount equal to the Current Total Equity Value among its Partners in accordance with Section 12.4(b) on such date. The Current Participation Interest Value of any portion of a Participation Interest shall be proportionate to the Current Participation Interest Value of the entire Participation Interest (e.g., 20% of the Participation Interest shall have a Current Participation Interest Value equal to 20% of the Current Participation Interest Value of the entire Participation Interest).

     (iv) The “Current Unit Value” of any OP Unit as of any date shall be the amount determined by dividing (x) the difference between the Current Total Equity Value and the Current Participation Interest Value of the entire Participation Interest as of such date, by (y) the total number of OP Units outstanding as of such date (including, if applicable, any other securities that are convertible into or exchangeable for OP Units as of such date).

     (c) At the end of each Fiscal Quarter ending after termination of the Initial Investment Period, a number of OP Units held by each Unaffiliated Limited Partner shall automatically, without any action by any party, be canceled, with the number of OP Units so cancelled being equal to (i) such Unaffiliated Limited Partner’s Applicable Percentage (as defined below) of the aggregate Unrecovered Capital of such Unaffiliated Limited Partner as of the end of such Fiscal Quarter, divided by the Current Unit Value as of the end of such Fiscal Quarter; plus (ii) (A) 0.5% of the Gross Real Estate Investments made by the Partnership during such Fiscal Quarter, multiplied by (B) the Percentage Interest of such Limited Partner in respect of its OP Units only as of the end of such Fiscal Quarter, divided by (C) the Current Unit Value as of the end of the Fiscal Quarter just ended.

     (i) The “Applicable Percentage” of each Unaffiliated Limited Partner shall be (i) as to each Class A Major Investor, 0.09375%, (ii) as to each Class B Major Investor, 0.10625%, (iii) as to each Class C Major Investor, 0.1125%, (iv) as to each Class D Major Investor, 0.11875%, and (v) as to each other Unaffiliated Limited Partner, 0.125%.

     (ii) For purposes of effecting the computations set forth in this Section 5.9(c) for a particular Fiscal Quarter, (A) the Percentage Interest of a Limited Partner, and the Current Unit Value, as of the end of the Fiscal Quarter just ended shall be determined immediately prior to the cancellation of OP Units pursuant to this Section 5.9(c); and (B) the Current Unit Value as of the end of the Fiscal

Quarter just ended shall be determined without taking into account any reduction therein which occurs as a result of the adjustment to Percentage Interests which occurs as of the end of such Fiscal Quarter pursuant to clauses (a) and (b) of the definition of Percentage Interest set forth in Section 1.1 hereof.

     (iii) The cancellation of OP Units pursuant to this Section 5.9(c) shall be determined and taken into account immediately after (A) the adjustments to Percentage Interests that occur pursuant to clauses (a) and (b) of the definition of Percentage Interest set forth in Section 1.1 hereof and (B) the calculations of Asset Management Fees and Acquisition Fees that occur pursuant to Sections 7.2 and 7.3, have been effected.

     (iv) The cancellation of OP Units pursuant to this Section 5.9(c) as of the end of any Fiscal Quarter shall become effective as of the beginning of the immediately following Fiscal Quarter.

ARTICLE VI

Exculpation and Indemnification

             SECTION 6.1 Exculpation of the General Partner. The General Partner and its Affiliates, and the direct or indirect members, managers, partners, shareholders, officers, directors, employees, agents and legal representatives of the General Partner and any such Affiliate, including any Officer and any Investment Advisor (in each case, an “Indemnified Person”) shall not be liable to any Partner or the Partnership for any act or failure to act on behalf of the Partnership, except to the extent such act or failure to act constitutes gross negligence, recklessness, willful misconduct or bad faith on the part of the Indemnified Person, a knowing violation of law by the Indemnified Person or a material breach by the Indemnified Person of its obligations under this Agreement. The General Partner may exercise any of the powers granted to it hereunder and perform any of the duties imposed upon it hereunder either directly or by or through agents and shall not be responsible for any misconduct or negligence on the part of any such agent selected with reasonable care. The General Partner may rely, and shall be protected in acting or refraining from acting, and shall be deemed to have acted in good faith and without gross negligence or willful misconduct, upon any consent, approval or any other action taken by the Limited Partners or the Advisory Committee, and upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other professional consultants and advisers selected by it with reasonable care, and shall be fully protected and justified and shall be deemed to have acted in good faith and without gross negligence or willful misconduct, in any action or inaction which is taken or omitted to be taken in reasonable reliance upon the advice or opinion of such Persons as to matters within such Persons’ professional or expert competence. The General Partner shall not be liable to the Partnership or the Partners for the failure to perform any obligation that the General Partner cannot perform because the Partnership has insufficient funds to pay the cost and expense relative to such obligation.

          SECTION 6.2 Indemnification of General Partner.

     (a) The Partnership, to the fullest extent permitted by law, shall indemnify and hold harmless each Indemnified Person from and against any loss, liability, expense, judgment, settlement cost, fees and related expenses (including reasonable attorneys’ fees and expenses), costs or damages arising out of or in connection with any act taken or omitted to be taken in respect of the affairs of the Partnership, unless such act or omission constitutes (i) following the admission of the Non-Managing General Partner to the Fund Partnership, as long as the Non-Managing General Partner has a partnership interest in the Fund Partnership, in the case of the General Partner and any other Indemnified Person that is an Affiliate of Hines or an officer or director of Hines or an Affiliate of Hines (other than an “independent director” of the general partner of the Non-Managing General Partner as defined in the Articles of Incorporation of the general partner of the Non-Managing General Partner), the misconduct or negligence of such person, or (ii) at all other times, and at all times in the case of any other Indemnified Person, the gross negligence, recklessness, willful misconduct or bad faith on the part of the Indemnified Person, a knowing violation of law by the Indemnified Person or a material breach by the Indemnified Person of its obligations under this Agreement. The termination of any action, suit or proceeding by settlement shall not, of itself, create a presumption that an Indemnified Person did not act in good faith or in a manner that was reasonably believed to be in, or not opposed to, the best interests of the Partnership or was guilty of gross negligence, willful misconduct, bad faith or a knowing violation of law.

     (b) The Partnership, in the discretion of the General Partner, may advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding which arises out of conduct which is the subject of the indemnification provided hereunder; provided, however, that (i) the General Partner hereby agrees, and each other Indemnified Person shall agree as a condition to receiving any such advance, that in the event an Indemnified Person receives any advance, the Indemnified Person shall reimburse the Partnership for the advance to the extent that it is judicially determined, in a final, non-appealable judgment or binding arbitration, that the Indemnified Person was not entitled to indemnification under this Section 6.2 and (ii) neither the General Partner nor any other Indemnified Person shall be entitled to any advance of costs and expenses in any action (either direct or derivative) brought against such Indemnified Person by Limited Partners pursuant to a Majority LP Vote, except to the extent that a court of competent jurisdiction issues a ruling (whether preliminary or final) substantially to the effect that the claim is one as to which it is likely that such Indemnified Person is entitled to the benefits of the exculpatory provisions set forth in Section 6.1. Notwithstanding anything to the contrary contained in this Section 6.2, neither the General Partner nor any other Indemnified Person shall be entitled to indemnification for, or be indemnified by the Partnership against, any claim in any action (either direct or derivative) brought against such Indemnified Person by any Limited Partner if it is established, by a final non-appealable judgment, that such claim was one as to which such Indemnified Person is not entitled to the benefits of the exculpatory provisions set forth in Section 6.1.

          SECTION 6.3 Treatment of Management Board, Advisory Committee, Board of Trustees, Et. al. No member of the Management Board, the Advisory Committee, the Board of Trustees or any officer of the Partnership or the Trust (and no Limited Partner represented by any such person) shall be a fiduciary of the Partnership or of any Partner. No member of the Advisory Committee or the Board of Trustees and no SLR Designee shall be liable to any Partner or the Partnership for any reason (other than fraud or willful misconduct on the part of such person) including for any mistake in judgment, any action or inaction taken or omitted to be taken, or for any loss due to any mistake, action or inaction, and no Limited Partner represented by any such person shall be liable to the Partnership or any Partner for the acts or omissions of such person in such capacity (other than as a result of fraud or willful misconduct). The participation by a person on the Management Board, the Advisory Committee or the Board of Trustees or as an Officer shall not be construed to constitute participation by such person in the control of the business of the Partnership so as to make such person liable as a general partner for the debts and obligations of the Partnership for purposes of the Act. The participation by the representative of any Limited Partner on the Management Board, the Advisory Committee or the Board of Trustees in the activities of the Management Board, Advisory Committee or the Board of Trustees shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act. No Limited Partner who has appointed a member of the Management Board, Advisory Committee or the Board of Trustees shall be deemed to be an Affiliate of the Partnership or the General Partner solely by reason of such appointment.

          SECTION 6.4 Limited Liability of Limited Partners. Except as provided by the Act or other applicable law and subject to the obligations to make Capital Contributions in accordance with this Agreement and its Subscription Agreement and to pay taxes to the extent provided in Section 11.4(c), no Limited Partner (including the Hines Limited Partner, Hines and SLR) shall have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts, liabilities, contracts, or other obligations of the Partnership or for any losses of the Partnership.

          SECTION 6.5 Other Activities of Limited Partners. Subject to Section 4.4 with respect to each Limited Partner that is an Affiliate of the General Partner or Hines, each Limited Partner shall be entitled to and may have business interests and engage in activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership and the entities in which the Partnership invests and may engage in transactions with, and provide services to, the Partnership or any such entity. Neither the Partnership, any other Partner nor any other Person shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

ARTICLE VII

Expenses and Fees

          SECTION 7.1 General Partner Expenses. The Partnership shall not have any salaried personnel. Neither the Partnership nor any Limited Partner, shall bear or be charged with any of the following costs and expenses of the Partnership’s activities: (a) any costs and expenses of providing to any Officer the office space, facilities, supplies, and necessary ongoing overhead support services for the Partnership’s operations or (b) the compensation of any Officer or any employee of the General Partner or an Investment Advisor.

          SECTION 7.2 Asset Management Fee.

     (a) The Partnership shall pay a periodic management fee (the “Asset Management Fee”) to the General Partner; provided that, to the extent the General Partner assigns the right to receive the Asset Management Fee to the Investment Advisors pursuant to the Advisory Agreement, the Partnership shall pay such fee to the Investment Advisors as provided in the Advisory Agreement. The Asset Management Fee shall accrue quarterly in arrears and shall be payable, subject to the penultimate sentence of Section 7.2(b), on each Quarterly Payment Date. A portion of the Asset Management Fee accrued as of each Quarterly Payment Date shall be charged to each Unaffiliated Limited Partner in an amount equal to the product of (i) the Asset Management Fee Base of such Limited Partner on the first day of the Fiscal Quarter just ended, multiplied by (ii) (A) in the case of any Fiscal Quarter occurring during the Initial Investment Period, 25%, or (B) in the case of any Fiscal Quarter occurring after the termination of the Initial Investment Period, 12.5%, multiplied by (iii) (A) for each Class A Major Investor, 0.75%, (B) for each Class B Major Investor, 0.85%, (C) for each Class C Major Investor, 0.90%, (D) for each Class D Major Investor, 0.95%, or (E) for each Unaffiliated Limited Partner that is not a Major Investor, 1.00%. The “Asset Management Fee Base” for any Unaffiliated Limited Partner shall be (A) prior to the termination of the Initial Investment Period, the Unrecovered Capital of such Unaffiliated Limited Partner plus such Unaffiliated Limited Partner’s Unfunded Commitment, and (B) after the termination of the Initial Investment Period, the Unrecovered Capital of such Unaffiliated Limited Partner. The Asset Management Fee shall be prorated for any partial quarter and for the quarter in which the termination of the Initial Investment Period occurs based on the number of days in such quarter or the number of days in such quarter before and after such termination occurs, as applicable.

     (b) The total Asset Management Fee accrued as of any Quarterly Payment Date shall be the sum of the amounts chargeable to each Unaffiliated Limited Partner as of such Quarterly Payment Date pursuant to Section 7.2(a). The Partnership shall deduct the amount chargeable to each Unaffiliated Limited Partner in respect of the Asset Management Fee from any amounts otherwise distributable to such Unaffiliated Limited Partner on or after the Quarterly Payment Date as of which the Asset Management Fee has accrued. If the amount accrued in respect of the Asset Management Fee and chargeable to an Unaffiliated Limited Partner as of any Quarterly Payment Date exceeds any amount otherwise distributable to such Unaffiliated Limited Partner, then payment of the Asset Management Fee to the General Partner (or, if applicable, to the Investment Advisors) shall be deferred, without interest, to the extent of such excess until such time as additional amounts are otherwise available for distribution to such Unaffiliated Limited Partner. All amounts deducted from amounts otherwise distributable to an Unaffiliated Limited Partner and paid to the General Partner (or the Investment Advisors) pursuant to this Section 7.2 shall be deemed to have been distributed to such Unaffiliated Limited Partner for all purposes under this Agreement.

          SECTION 7.3 Acquisition Fees.

     (a) For each Property in which the Partnership makes an investment (either directly, or indirectly through an Operating Entity), other than any Property acquired from SLR or any of its Affiliates, the Partnership shall, subject to penultimate sentence of Section 7.3(b), pay to the General Partner a fee (an “Acquisition Fee”) in an amount equal to (i) in the case of any Investment that closes on or prior to the termination of the Initial Investment Period, 1%, or in the case of any Investment that closes after the termination of the Initial Investment Period, 0.5%, multiplied by (ii) the value of the total consideration (including any assumed Indebtedness) paid in respect of such Property, multiplied by (iii) a fraction whose numerator equals the total equity capital contributed to the acquisition of such Property by the Partnership and whose denominator is the total equity capital contributed to the acquisition of such Property from all sources, multiplied by (iv) the aggregate Percentage Interest of the Unaffiliated Limited Partners in respect of their OP Units only immediately following the closing of the Partnership’s investment in such Property. Notwithstanding the foregoing, if the General Partner has assigned the right to receive Acquisition Fees to the Investment Advisors pursuant to the Advisory Agreement, the Partnership shall pay such Acquisition Fees to the Investment Advisors to the extent provided therein.

     (b) Each Unaffiliated Limited Partner shall be charged for a portion of any Acquisition Fee payable by the Partnership in an amount equal to the product of (x) the total amount of such Acquisition Fee payable by the Partnership, multiplied by (y) a fraction whose numerator is the Percentage Interest of such Unaffiliated Limited Partner in respect of its OP Units only and whose denominator is the aggregate Percentage Interest of all Unaffiliated Limited Partners in respect of their OP Units only. The Partnership shall deduct the amount chargeable to each Unaffiliated Limited Partner in respect of an Acquisition Fee from any amounts otherwise distributable to such Unaffiliated Limited Partner on or after the closing date of the Investment giving rise to such Acquisition Fee. For the avoidance of doubt, if there are no Unaffiliated Limited Partners at the time the Partnership invests in a Property, then no Acquisition Fee shall be payable by the Partnership in respect of such Property. If the amount payable in respect of an Acquisition Fee and chargeable to an Unaffiliated Limited Partner exceeds any amount otherwise distributable to such Unaffiliated Limited Partner, then payment of such Acquisition Fee to the General Partner (or, if applicable, the Investment Advisors) shall be deferred, without interest, to the extent of such excess until such time as additional amounts are otherwise available for distribution to such Unaffiliated Limited Partner. All amounts deducted from amounts otherwise distributable to an Unaffiliated Limited Partner and paid to the General Partner (or the Investment Advisors) pursuant to this Section 7.3 shall be deemed to have been distributed to such Unaffiliated Limited Partner for all purposes under this Agreement.

     (c) If any Unaffiliated Limited Partner is admitted to the Partnership or increases its Capital Commitment after March 31, 2004, and on or before the last day of the Initial Offering Period, then (i) the Acquisition Fee shall be recomputed for each Property in which the Partnership made an investment during such period as if such admission or increase had occurred on March 31, 2004, and (ii) the additional amount of the Acquisition Fees from prior periods resulting from such recomputation shall be charged against future distributions otherwise payable to such Unaffiliated Limited Partners as provided in Section 7.3(b).

          SECTION 7.4 Partnership Expenses.

(a) The Partnership shall bear and be charged with the following costs and expenses of the Partnership paid or payable to third parties (and shall promptly reimburse the General Partner or its Affiliates, as the case may be, to the extent that any of such costs and expenses are paid to third parties directly by such entities) (the “Partnership Expenses”):

     (i) fees and expenses for attorneys and accountants;

     (ii) all out-of-pocket costs and expenses, if any, incurred in investigating, negotiating and structuring Investments or potential Investments (whether or not consummated), and in acquiring, developing, owning, operating, improving and disposing of Investments, including without limitation any financing, legal, accounting, advisory, travel and entertainment, and consulting expenses (to the extent not subject to any reimbursement of such costs and expenses by entities in which the Partnership invests or third parties);

     (iii) brokerage commissions, custodial expenses and other investment costs actually incurred in connection with actual Investments;

     (iv) interest on and fees and expenses arising out of all borrowings made by the Partnership, including, but not limited to, the arranging thereof;

     (v) the costs of any litigation, D&O liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Partnership;

     (vi) expenses of liquidating the Partnership;

     (vii) any taxes, fees or other governmental charges levied against the Partnership and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Partnership;

     (viii) the out-of-pocket expenses of the members of the Advisory Committee reimbursable under Section 5.4(f) of the Fund Partnership Agreement

     (ix) a reasonably allocable portion, as determined by the Fund General Partner and the General Partner, of any Organizational Expenses (as defined in the Fund Partnership Agreement) payable by the Fund Partnership pursuant to the Fund Partnership Agreement.

 (b) Partnership Expenses may be allocated among the Partnership’s Investments in a manner reasonably determined by the General Partner. Partners may be required to make Capital Contributions to the extent of their Unfunded Commitments for the payment of such Partnership Expenses to the extent the Partnership does not have sufficient funds to pay such expenses.

     (c) Any amounts paid by the Partnership for or resulting from any instrument or other arrangement designed to hedge or reduce one or more risks associated with an Investment shall be considered a Partnership Expense relating to such Investment. Any distributions resulting from any such arrangements shall be treated as Operating Cash Flow from such Investment.

     (d) The General Partner may withhold on a pro rata basis from any distributions amounts necessary to create, in its sole discretion, appropriate reserves for expenses and liabilities, contingent or otherwise, of the Partnership.

             SECTION 7.5 Trust Expenses. The Partnership will fund or reimburse the Trust for all ongoing accounting and administrative expenses of the Trust so that, absent extraordinary circumstances, the Trust will not bear any expenses beyond those borne by the Partnership.

ARTICLE VIII

Capital Accounts; Allocations

             SECTION 8.1 Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Partner.

     (a) To each Partner’s Capital Account there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 8.6 or Section 8.7, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner.

     (b) From each Partner’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 8.6 or Section 8.7, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

     (c) In the event all or a portion of a Partnership Interest is Transferred in accordance with the terms of this Agreement (including a Transfer of Partnership Interests in exchange for Shares, pursuant to Section 3.8(c)), the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Partnership Interest.

     (d) In determining the amount of any liability for purposes of Sections 8.1(a) and (b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

     (e) This Section 8.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, or the Partners) are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Partner pursuant to Section 12.4 upon the liquidation of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1 (b).

          SECTION 8.2 Interest on and Return of Capital.

     (a) No Partner shall be entitled to any interest on its Capital Account or on its Capital Contributions to the Partnership.

     (b) Except as expressly provided for in this Agreement, no Partner shall have the right to demand or to receive the return of all or any part of its Capital Contributions to the Partnership and there shall be no priority of one Partner over another Partner as to the return of Capital Contributions or withdrawals or distributions of Profits and Losses. No Partner shall have the right to demand or receive property other than cash in return for the contributions of such Partner to the Partnership.

          SECTION 8.3 Negative Capital Accounts. Upon the liquidation of the Partnership or the liquidation of the Participation Interest, the holder of the Participation Interest shall be required to pay to the Partnership any deficit or negative balance which may exist in its Capital Account at such time (determined after taking into account the allocations described in Article VIII or Section 12.4 for the year in which such liquidation or redemption occurs). Subject to the provisions of any guarantee or other written agreement between a Partner and the Partnership, no Partner shall be otherwise required to pay to the Partnership any deficit or negative balance which may exist in its Capital Account.

          SECTION 8.4 Allocation of Profits.

     (a) After giving effect to the allocations set forth in Sections 8.6 and 8.7, Profits for any fiscal year other than Capital Transactions Gains shall be allocated as follows:

     (i) first, Profits and, if necessary, items of gross profit and income, shall be allocated to the holder of the Participation Interest, until the cumulative amount of Profits and items of gross profit and income allocated to such holder pursuant to this Section 8.4(a) with respect to its Participation Interest equals the cumulative amount of distributions made to such holder pursuant to Section 9.1 hereof with respect to its Participation Interest; and

     (ii) thereafter, Profits shall be allocated among the Partners in proportion to the number of OP Units held by each such Partner.

     (b) After giving effect to the allocations set forth in Sections 8.6 and 8.7, Capital Transaction Gains shall be computed separately with respect to each property and each such Capital Transaction Gain shall be allocated among the Partners as follows:

     (i) Each Partner that is not an Unaffiliated Limited Partner shall be allocated Capital Transaction Gain in an amount equal to the Percentage Interest attributable to such Partner’s OP Units, multiplied by the total amount of such Capital Transaction Gain.

     (ii) The remaining amount of such Capital Transaction Gain shall be allocated among the holders of the Participation Interests and the Unaffiliated Limited Partners (A) first, in proportion to, and until each such Partner has been allocated Capital Transaction Gains pursuant to this clause (A) in an amount equal to, the minimum amounts necessary to cause the Capital Account balances of such Partners to be in proportion to the Percentage Interests of such Partners and (B) thereafter, among such Partners in proportion to their respective Percentage Interests.

     (c) hi the event that the Partnership issues or redeems Partnership Interests pursuant to Article III hereof, the General Partner shall make such revisions to the method of allocating Profits in this Section 8.4 as it determines are necessary to reflect the terms of the issuance or redemption of Partnership Interests, including such revisions as are needed to ensure that such allocations (i) will comply with the terms of Regulation Sections 1.704-1 and -2, (ii) will properly reflect the varying interests of the Partners in the Partnership, and (iii) will cause the Capital Accounts of the Partners in respect of Partnership Interests held by them to be in the ratios in which the Partners are entitled to receive distributions with respect to their Partnership Interests pursuant to Article IX hereof.

          SECTION 8.5 Allocations of Losses.

     (a) After giving effect to the special allocations set forth in Sections 8.6 and 8.7, Losses (including Capital Transaction Losses, which shall be computed and allocated separately with respect to each property) shall be allocated among the Partners as follows:

     (i) Each Partner that is not an Unaffiliated Limited Partner shall be allocated Losses in an amount equal to the Percentage Interest attributable to such Partner’s OP Units, multiplied by the total amount of such Losses.

     (ii) The remaining portion of such Losses shall be allocated among the holders of the Participation Interests and the Unaffiliated Limited Partners (A) first, in proportion to, and until each such Partner has been allocated Losses pursuant to this clause (A) in an amount equal to, the minimum amounts necessary to cause the Capital Account balances of such Partners to be in proportion to the Percentage Interests of such Partners and (B) thereafter, among such Partners in proportion to their respective Percentage Interests.

     (b) The Losses allocated pursuant to Section 8.5(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. Subject to the limitations in the preceding sentence, all Losses in excess of the limitations set forth in this Section 8.5(b) shall be allocated pro rata to the other Partners in proportion to the number of OP Units held by each Partner.

     (c) In the event that the Partnership issues or redeems Partnership Interests pursuant to Article III hereof, the General Partner shall make such revisions to the method of allocating Losses in this Section 8.5 as it determines are necessary to reflect the terms of the issuance or redemption of Partnership Interests, including such revisions as are needed to ensure that such allocations (i) will comply with the terms of Regulation Section 1.704-1 and -2, (ii) will properly reflect the varying interests of the Partners in the Partnership and (iii) will cause the Capital Accounts of the Partners in respect of Partnership Interests held by them to be in the ratios in which the Partners are entitled to receive distributions with respect to their Partnership interests pursuant to Article IX hereof.

          SECTION 8.6 Special Allocations. The following special allocations shall be made in the following order:

     (a) Except as otherwise provided in Regulations Section 1.704-2(f), and notwithstanding any other provision of this Article VIII, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704- 2(g). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.6(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

     (b) Except as otherwise provided in Regulations Section 1.704-2(i)(4), and notwithstanding any other provision of this Article VIII, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(i)(2). This Section 8.6(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

     (c) In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or 1.704-1 (b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 8.6(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made, as if this Section 8.6(c) were not in this Agreement.

     (d) In the event any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Fiscal Year, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.6(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account after all other allocations provided for in this Article VIII have been made as if Section 8.6(c) hereof and this Section 8.6(d) were not in this Agreement.

     (e) Partner Nonrecourse Deductions for any Fiscal Year shall be allocated pro rata among the Partners in proportion to their respective Percentage Interests.

     (f) Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i)(l).

     (g) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704- l(b)(2)(iv)(m)(2), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Partner to whom such distribution was made.

          SECTION 8.7 Curative Allocations. The allocations set forth in Section 8.5(b) and Sections 8.6(a), (b), (c), (d), (e) and (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations under Code Section 704(b). It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 8.7. Therefore, notwithstanding any other provision of this Article VIII (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 8.4(a)(ii) and 8.5(a). hi exercising its discretion under this Section 8.7, the General Partner shall take into account future Regulatory Allocations under Sections 8.6(a) and (b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 8.6(e) and (f).

          SECTION 8.8 Tax Allocations: Code Section 704(c).

     (a) Income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value in accordance with any permissible method or methods under Code Section 704(c) and the Regulations thereunder.

     (b) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner or manners permitted under Code Section 704(c) and the Regulations thereunder.

     (c) Any elections or other decisions relating to the allocations provided under this Article VIII shall be made by the General Partner using any permissible manner under the Code or the Regulations that the General Partner may elect in its sole discretion. Allocations pursuant to this Section 8.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision in this Agreement.

ARTICLE IX

Distributions

          SECTION 9.1 Operating Cash Flow. As used in this Agreement, “Operating Cash Flow” shall mean and be defined, for any fiscal period, as all cash receipts of the Partnership from whatever source (but excluding Capital Cash Flow and excluding the proceeds of any Capital Contributions to the Partnership) during such period in question in excess of all items of Partnership expense (other than non-cash expenses such as depreciation) and other cash needs of the Partnership, including, without limitation, amounts paid by the Partnership as principal on debts and advances, during such period, capital expenditures and any reserves (as determined by the General Partner) established or increased during such period. Operating Cash Flow shall be distributed to or for the benefit of the Partners of record as of the applicable record date not less frequently than quarterly, and shall be allocated among the Partners as follows:

     (a) A portion of such distribution, equal to the sum of the Percentage Interests attributable to the Participation Interests multiplied by the total amount of such distribution, shall be distributed to the holders of the Participation Interests in proportion to their respective Percentage Interests.

     (b) The remaining portion of such distribution shall be distributed among the Partners in proportion to the number of OP Units held by each such Partner.

A hypothetical example calculation of Operating Cash Flow distributions to holders of OP Units and Participation Interests based on certain stated assumptions is set forth on Schedule 9.1 of the Fund Partnership Agreement.

          SECTION 9.2 Capital Cash Flow. As used in this Agreement, “Capital Cash Flow” shall mean and be defined as collectively (a) gross proceeds realized in connection with the sale of any assets of the Partnership, (b) gross financing or refinancing proceeds, (c) gross condemnation proceeds (excluding condemnation proceeds applied to restoration of remaining property) and (d) gross insurance proceeds (excluding rental insurance proceeds or insurance proceeds applied to restoration of property), less (a) closing costs, (b) the cost to discharge any Partnership financing encumbering or otherwise associated with the asset(s) in question, (c) the establishment of reserves (as determined by the General Partner, and which may include cash held for future acquisitions), and (d) other expenses of the Partnership then due and owing. Subject to Section 9.3, Capital Cash Flow shall be distributed to or for the benefit of the Partners of record as of the applicable record date not less frequently than quarterly and, subject to Section 12.4(b), shall be allocated among the Partners as follows:

     (a) A portion of such distribution, equal to the sum of the Percentage Interests attributable to the Participation Interests multiplied by the total amount of such distribution, shall be distributed to the holders of the Participation Interests in proportion to their respective Percentage Interests.

     (b) The remaining portion of such distribution shall be distributed among the Partners in proportion to the number of OP Units held by each such Partner.

A hypothetical example calculation of Capital Cash Flow distributions to holders of OP Units and Participation Interests based on certain stated assumptions is set forth on Schedule 9.2 of the Fund Partnership Agreement.

          SECTION 9.3 Reinvestment of Capital Cash Flow. The General Partner may, in its discretion, subject to Section 5.7, apply all or part of Capital Cash Flow to make new Investments, make additional investments in existing Investments, repay Indebtedness or to fund the redemption of interests in the Partnership in accordance with this Agreement.

          SECTION 9.4 Right to Limit Distributions. The right of any Partner to receive distributions of any nature pursuant to the terms of this Agreement shall be subject to Sections

7.2, 7.3 and 9.3 and other applicable provisions of this Agreement and the terms of any agreement between such Partner and the Partnership limiting, restricting or providing rights of set-off with respect to such distributions.

          SECTION 9.5 Limitations on Distribution Rights. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law. The Partnership will not make any distribution to Limited Partners in kind without the approval of the Limited Partners by a Majority LP Vote, except for distributions of publicly-traded securities made with the Advisory Committee’s approval.

          SECTION 9.6 Special Distributions for REIT Requirements. Notwithstanding anything to the contrary in this Article IX, if the General Partner determines that the Trust’s pro rata share of distributions to be made by the Partnership will not be sufficient to enable the Trust to pay shareholder dividends that will (i) allow it to achieve and maintain qualification as a REIT, and (ii) avoid the imposition of any additional taxes under Section 857 or Section 4981 of the Code ((i) and (ii) together, the “REIT Distribution Objectives”), the General Partner may cause the Partnership to distribute additional amounts to the Trust as needed to enable the Trust to satisfy the REIT Distribution Objectives. Any such additional distributions in excess of the Trust’s pro rata share of total Partnership distributions shall be treated as an advance against, and shall offset and reduce future distributions to the Trust. Such offset and reduction shall occur as soon as funds are available to effect it without causing the Trust to fail to satisfy the REIT Distribution Objectives.

          SECTION 9.7 Tax Distributions. Subject to the availability of cash following any distributions made by the Partnership pursuant to Section 9.6, the General Partner shall use its best efforts to cause the Partnership to make distributions of Operating Cash Flow and Capital Cash Flow to the Partners pursuant to this Article DC for each taxable year in an amount that is not less than the product of the maximum marginal U.S. federal income tax rate applicable to corporations for such taxable year, multiplied by the Partnership’s net taxable income and gain for such taxable year.

ARTICLE X

Transfers; Withdrawals and Defaults

          SECTION 10.1 Voluntary Transfer of General Partner Interest. Without the consent of the Limited Partners by a Super Majority LP Vote, the General Partner shall not have the right to assign or otherwise transfer its interest as the general partner of the Partnership (but may pledge its interest in connection with any Partnership borrowing) other than to another Hines Controlled Entity, and the General Partner shall not have the right to withdraw from the Partnership. No such assignment or other transfer of all of the General Partner’s interest as a general partner of the Partnership shall be effective until its assignee or transferee has been substituted in its place as general partner of the Partnership. Any such substitute general partner shall be admitted as a general partner of the Partnership upon its execution and delivery of this

Agreement as General Partner, and immediately thereafter the replaced general partner shall withdraw as a general partner of the Partnership.

          SECTION 10.2 Transfers of OP Units by Limited Partners. Any Limited Partner may Transfer any OP Units or Participation interests held by it at any time, subject only to the provisions of Section 10.3. Any Limited Partner that Transfers all or any part of the OP Units or Participation Interest held by it shall pay all reasonable expenses, including attorneys’ fees, incurred by the Partnership or the General Partner in connection with such Transfer.

          SECTION 10.3 Conditions to Transfer.

     (a) No Transfer of any OP Units or Participation Interests shall be made unless in the opinion of responsible counsel (which may be counsel for the Partnership), which opinion of counsel shall be reasonably satisfactory to the General Partner and which opinion may be waived, in whole or in part, in the sole and absolute discretion of the General Partner:

     (i) such Transfer would not violate the Securities Act or any state securities or “Blue Sky” laws or the securities laws of any other jurisdiction applicable to the Partnership or the OP Units to be assigned or transferred;

     (ii) such Transfer would not cause the Partnership to lose its status as a partnership for U.S. federal income tax purposes or cause the Partnership to become subject to the Investment Company Act;

     (iii) such Transfer would not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Regulations promulgated thereunder;

     (iv) such Transfer would not cause (A) all or any portion of the assets of the Partnership (1) to constitute “plan assets” (under ERISA, the Code or the applicable provisions of any Similar Law) of any existing or contemplated investor, or (2) to be subject to the provisions of ERISA, the Code or any applicable Similar Law, or (B) the General Partner to become a fiduciary with respect to any existing or contemplated investor, pursuant to ERISA or the applicable provisions of any Similar Law, or otherwise;

     (v) such Transfer would not cause a termination of the Partnership under Code Section 708;

     (vi) such Transfer would not result in any natural person being a Partner; and

     (vii) such Transfer would not result in there being more than 30 Partners.

     (b) No Transfer of a Partnership Interest, in whole or in part, may be made if, in the opinion of legal counsel to the Partnership,

     (i) such Transfer would adversely affect the ability of the Trust to continue to qualify as a REIT or subject the Trust to any additional taxes under Section 857 or Section 4981 of the Code;

     (ii) such Transfer would result in the Partnership’s being treated as an association taxable as a corporation (other than as a qualified REIT subsidiary within the meaning of Section 856(i) of the Code); or

     (iii) such Transfer would result in the Partnership no longer qualifying for the Private Placement FTP Exemption.

     (c) If, and beginning with the first day of the first taxable year in which, the Partnership no longer qualifies for the Private Placement PTP Exemption, no Transfer of a Partnership Interest, in whole or in part, may be made unless such Transfer constitutes a Private Transfer.

     (d) Any purported Transfer attempted in contravention of any of the provisions of this Section 10.3 shall be void ab initio and ineffectual and shall not be binding upon, or recognized by, the General Partner or the Partnership. Prior to the consummation of any Transfer by a Limited Partner, such Limited Partner shall deliver to the General Partner such legal opinions, certificates and other documents as the General Partner shall reasonably request in connection with such Transfer.

     (e) Redemptions of Partnership Interests pursuant to Sections 3.8, 3.9, 3.10 or 3.12 and purchases of Partnership Interests by the Trust pursuant to Section 3.8(c) shall not be considered Transfers for purposes of this Section 10.3.

          SECTION 10.4 Admissions and Withdrawals Generally. Except as expressly provided in this Agreement, no Partner shall have the right to withdraw from the Partnership or to withdraw any part of its Capital Account and no additional Partner may be admitted to the Partnership. Each new Partner shall be admitted as a Partner upon the execution by or on behalf of it of an agreement pursuant to which it becomes bound by the terms of this Agreement and acceptance thereof by the General Partner on behalf of the Partnership. The names and addresses of all Persons admitted as Partners and their status as General Partner or a Limited Partner shall be maintained in the records of the Partnership. No Person shall be admitted as a Partner or issued OP Units if such admission or issuance would result (i) in any natural person being a Partner or (ii) there being more than 30 Partners.

          SECTION 10.5 Required/Elective Withdrawals. The General Partner may require a Limited Partner to withdraw from the Partnership if (i) in the reasonable judgment of the General Partner based upon an opinion of counsel to the Partnership, by virtue of that Limited Partner’s Partnership Interest, the Partnership or any Partner is reasonably likely to be subject to any requirement to register under the Investment Company Act, (ii) in the reasonable judgment of the General Partner, a significant delay, extraordinary expense or material adverse effect on the Partnership or any of its Affiliates or any prospective investment is likely to result from the retention by such Limited Partner of a Partnership Interest or (iii) in the reasonable judgment of the General Partner based upon an opinion of counsel to the Partnership, by virtue of that Limited Partner’s Partnership Interest, the Partnership or the Trust is reasonably likely to fail to meet the REIT Requirements. Notice of any such withdrawal shall be given to the affected Limited Partner as well as a copy of the opinion of counsel referred to above in the case of a withdrawal pursuant to clause (i) or (iii) above. Withdrawals pursuant to this Section 10.5 will be effected by the Partnership’s redeeming the OP Units held by such Limited Partner at the Current Unit Value, with the redemption price being payable by a promissory note having a term of not more than three years and bearing interest at the Prime Rate.

          SECTION 10.6 Defaulting Limited Partner.

     (a) Any Limited Partner that fails to make, when due, any portion of the Capital Contributions required to be made by such Limited Partner pursuant to this Agreement and the Subscription Agreement to which such Limited Partner is a party may, in the discretion of the General Partner, be charged an additional amount on the unpaid balance of any such Capital Contribution at the Default Rate from the date such balance was due and payable through the date full payment for such balance is actually made, and to the extent such additional amount is not otherwise paid such additional amount may be deducted from any distribution otherwise payable to such Limited Partner.

     (b) If any Limited Partner fails to make, when due, any portion of the Capital Contribution required to be contributed by such Limited Partner pursuant to this Agreement and the Subscription Agreement to which such Limited Partner is a party, then the Partnership shall promptly provide written notice of such failure to such Limited Partner. If such Limited Partner fails to make such Capital Contribution within five Business Days after receipt of such notice, then (i) such Limited Partner shall be deemed a “Defaulting Limited Partner” and the following Sections 10.6(c) through (h) shall apply.

     (c) The General Partner shall have the right to determine, in its sole discretion, that whenever the vote, consent or decision of a Limited Partner or of the Partners is required or permitted pursuant to this Agreement, except as required by the Act, any Defaulting Limited Partner shall not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if such Defaulting Limited Partner were not a Partner.

     (d) The General Partner shall have the right in its sole discretion to either (i)(A) determine that a Defaulting Limited Partner shall forfeit to the non-defaulting Partners as recompense for damages suffered, and the Partnership shall withhold (for the account of such other Partners), all distributions of Operating Cash Flow and Capital Cash Flow and liquidating distributions that such Defaulting Limited Partner would otherwise receive, and (B) effect a forfeiture by such Limited Partner of 20% of its aggregate Partnership Interest (including 20% of its Capital Account balance); or (ii) upon delivery of written notice to the Defaulting Limited Partner, cause the Defaulting Limited Partner to transfer all of its interest in the Partnership to one or more other Partners (or any other Person or Persons to the extent not purchased by any Partner) selected by the General Partner in its sole discretion, which have agreed to purchase such interest at a transfer price equal to at least 80% of such Defaulting Limited Partner’s Capital Account balance.

     (e) In the event that a Limited Partner defaults in making all or any portion of a Capital Contribution to the Partnership, the General Partner may require all of the non- defaulting Partners to increase their Capital Contributions by an aggregate amount equal to the Capital Contribution of the Defaulting Limited Partner on which it defaulted; provided that no Limited Partner will be required to contribute any amounts in excess of its Unfunded Commitment without such Limited Partner’s consent. If the General Partner elects to require such increase, the General Partner shall deliver to each non-defaulting Partner written notice of such default as promptly as practicable after its occurrence and, thereafter, with respect to each Investment, the General Partner shall as promptly as practicable deliver to each such non-defaulting Partner a Capital Call Notice in respect of the Capital Contribution which the Defaulting Limited Partner failed to make.

Subject to the provisos set forth above in this Section 10.6(e), such Capital Call Notice shall (i) call for a Capital Contribution by each such non-defaulting Partner in an amount equal to the amount of such non-defaulting Partner’s pro rata share of such additional Capital Contribution, based on the Unfunded Commitments of the Limited Partners, and (ii) specify a Payment Date for such Capital Contribution, which date shall be at least ten calendar days from the date of delivery of such Capital Call Notice by the General Partner. If any Limited Partner is not required to make a Capital Contribution in accordance with this Section 10.6(e) because such Capital Contribution would be in excess of such Limited Partner’s Unfunded Commitment, then, subject to the provisos set forth in this Section 10.6(e), the General Partner shall send to each other Limited Partner which is not subject to such constraint a Capital Call Notice providing the amount of any additional Capital Contribution which such other Limited Partner shall be required to make as a result of such excess not being funded by the Limited Partner which is subject to such constraint, which amount shall bear the same ratio to the aggregate of the additional amounts payable by all such other non-defaulting Limited Partners as such other Limited Partner’s Unfunded Commitment bears to the Unfunded Commitments of all such other non-defaulting Limited Partners. The provisions of this Section 10.6(e) shall operate successively until either all Limited Partners are subject to such constraint or the full amount of the defaulted Capital Contribution of the Defaulting Limited Partner has been provided for.

     (f) No right, power or remedy conferred upon the General Partner in this Section 10.6 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 10.6 or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the General Partner and any Defaulting Limited Partner and no delay in exercising any right, power or remedy conferred in this Section 10.6 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

     (g) Each Limited Partner acknowledges by its execution hereof that it has been admitted to the Partnership in reliance upon its agreements under this Agreement and in its Subscription Agreement, that the General Partner and the Partnership may have no adequate remedy at law for a breach of such agreements and that damages resulting from a breach of such agreements may be impossible to ascertain at the time hereof or of such breach.

     (h) For purposes of this Section 10.6, if any Defaulting Limited Partner is a Feeder Entity or another entity the equity owners of which consist of two or more unaffiliated investors, the General Partner may, in its sole discretion, treat the owner of such entity that was responsible for such default (and not such entity or any general partner, managing member or other controlling person of such entity) as the Defaulting Limited Partner and may invoke the rights, powers and remedies specified herein separately with respect to such owner, and hold such owner solely responsible for such default.

ARTICLE XI

Partnership Administration

          SECTION 11.1 Books and Records. The General Partner shall keep or cause to be kept complete and appropriate records and books of account for the Partnership. Except as otherwise expressly provided herein, such books and records shall be maintained on a basis which allows the proper preparation of the Partnership’s financial statements and tax returns. The books and records shall be maintained at the principal office of the Partnership. Any Limited Partner or its duly authorized representatives shall be permitted to inspect the books and records of the Partnership for any proper purpose and make copies thereof consistent with reasonable confidentiality restrictions established by the General Partner at any reasonable time during normal business hours.

          SECTION 11.2 Partnership Auditor. The General Partner shall cause the books and records of the Partnership to be audited as of the end of each Fiscal Year by an independent certified public accounting firm of national or international standing and reputation equivalent to the existing “big four” firms selected by the General Partner (the firm so selected, the “Partnership Auditor”). As of the date of this Agreement, the Partnership Auditor is Deloitte & Touche LLP.

          SECTION 11.3 Filing of Tax Returns. The General Partner shall prepare and file, or cause the accountants of the Partnership to prepare and file, a U.S. federal information tax return in compliance with Section 6031 of the Code and any required state, local and foreign income tax and information returns for each tax year of the Partnership.

          SECTION 11.4 Tax Matters.

     (a) The General Partner shall be designated on the Partnership’s annual U.S. federal information tax return as the “tax matters partner” of the Partnership (the “Tax Matters Partner”) as provided in Section 623 l(a)(7) of the Code. If the Partnership is the subject of an income tax audit by any federal, state, local or foreign authority, then to the extent the Partnership is treated as an entity for purposes of the audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner. All expenses incurred in connection with any audit, investigation, settlement or review shall be borne by the Partnership.

     (b) The General Partner shall take such steps as are necessary to ensure that the Partnership is taxed as a partnership under the Code. Subject to the preceding sentence, the General Partner shall have the exclusive right to make any determination whether the Partnership shall make available elections (including any election pursuant to Code Section 754 to adjust the tax basis of Partnership assets) for federal, state, or local tax purposes, and the General Partner shall be absolved from all liability and other consequences from its making or failing to make any such election. All decisions and other matters concerning the computation and allocation or tax items and attributes which are not otherwise specifically provided for by the terms of this Agreement shall be determined by the General Partner, and the General Partner shall be absolved from all liability and other consequences from any such decisions which are made in good faith.

     (c) The General Partner shall take all such actions as are reasonably necessary for the Partnership to comply with any withholding or comparable requirements under federal, state, local and foreign law and shall remit any amounts withheld to, and file required forms with, the applicable taxing jurisdictions. All amounts withheld from distributions shall be treated as having been distributed to the Partner with respect to whom the withholding was made. Any amounts that are required to be withheld by the Partnership with respect to a Partner which are in excess or in advance of distributions to such Partnership shall be paid over by such Partner to the Partnership and shall not reduce the Unfunded Commitment or increase the Funded Commitment of such Partner. Each Partner agrees to furnish the Partnership with such representations and forms as the General Partner shall reasonably request to assist in complying with the Partnership’s withholding obligations. A Partner subject to withholding shall pay to or reimburse the Partnership for taxes, related interest and penalties, and all other costs and expenses incurred by the Partnership in connection with such withholding obligation, except for interest, penalties or costs (but not taxes) that are incurred as a result of the gross negligence or willful misconduct of the Partnership or the General Partner.

          SECTION 11.5 Reports to Partners.

     (a) After the end of each Fiscal Year, the General Partner shall have prepared (i) financial statements of the Partnership as of the close of the Fiscal Year in accordance with GAAP, including a balance sheet, a statement of income or loss, a statement of cash flows and a statement of changes in partners’ capital, which shall be audited by the Partnership Auditor, (ii) an unaudited current value balance sheet for the Partnership, and (iii) a schedule and summary description of each Investment owned by the Partnership as of the end of such Fiscal Year. Copies of such financial statements and schedule and summary description shall be furnished to each Person who was a Partner in the Partnership at the end of such Fiscal Year not later than ninety days after the end of the Fiscal Year, together with an opinion of the Partnership Auditor on the audited financial statements based on its audit of such financial statements.

     (b) Within forty-five days after the end of each Fiscal Quarter (excluding the fourth Fiscal Quarter), the General Partner shall send to each Partner (i) an unaudited balance sheet as of the end of the Fiscal Quarter and related unaudited statements of income or loss and changes in partners’ capital for the Fiscal Quarter just ended, (ii) an unaudited current value balance sheet, and (iii) a status report relating to the Partnership’s investments, activities and asset valuations, which shall include a schedule and summary description of each Investment owned by the Partnership as of the end of such Fiscal Quarter.

     (c) Concurrently with the delivery of the audited financial statements for each Fiscal Year pursuant to Section 11.5(a), the General Partner shall prepare and mail, or cause the Partnership’s accountants to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or such Partner’s designated representatives), a report setting forth in sufficient detail such information relating to the Partnership and its activities as shall enable such Partner or former Partner (or such Partner’s designated representatives) to prepare its respective federal, state, local and foreign income tax returns in accordance with the laws, rules and regulations then prevailing.

     (d) With reasonable promptness, the General Partner will deliver such other information available to the General Partner, including financial statements and computations, as any Limited Partner may from time to time reasonably request in order to comply with regulatory requirements, including reporting requirements, to which such Limited Partner is subject.

          SECTION 11.6 Meetings of Partners

     (a) The General Partner may call a meeting of the Partnership by giving at least ten days notice of the time and place of such meeting to each Limited Partner, which notice shall set out the agenda for such meeting.

     (b) Any action required to be, or which may be, taken at any meeting of the Partners may be taken in writing without a meeting if consents thereto are given by the General Partner and Limited Partners owning Partnership Interests having an aggregate Percentage Interest not less than the amount that would be necessary to take such action at a meeting.

     (c) A Limited Partner may vote at any meeting either in person or by a proxy which such Limited Partner has duly executed in writing.

     (d) The chairman of any special meeting shall be the President or another Person affiliated with and designated by the General Partner. A Person designated by the General Partner shall keep written minutes of all of the proceedings and votes of any such meeting.

     (e) The General Partner may set in advance a record date for determining the Limited Partners entitled to notice of and to vote at any meeting or entitled to express consent to any action in writing without a meeting. No record date shall be less than ten nor more than sixty days prior to the date of any meeting to which such record date relates nor more than ten days after the date on which the General Partner sets the record date for any action by written consent. If the General Partner does not set a record date, the record date for a meeting of Limited Partners shall be the date of such meeting, and the record date for a written consent of Limited Partners shall be the date of the notice to the Limited Partners by which the General Partner requests such written consent.

     (f) A quorum shall be present at any meeting of Limited Partners with respect to any matter to be voted on at such meeting, if Limited Partners holding voting power at least equal to that required to take action with respect to such matter are present at such meeting. Except as otherwise required by the Act, the Limited Partners may not require the Partnership to take any action, and the consent of the Limited Partners shall not be required for the Partnership to take any action, except to the extent this Agreement requires the taking of an action approved by, or prohibits the taking of any action unless approved by, a specified vote or consent of Limited Partners, which may be a Majority LP Vote, a Super Majority LP Vote or a 75% Majority LP Vote. A “Majority LP Vote” means the affirmative vote or consent of Limited Partners owning Partnership Interests having an aggregate Percentage Interest of more than fifty percent (50%) on the record date set for a vote of the Limited Partners. A “Super Majority LP Vote” means the affirmative vote or consent of Limited Partners owning Partnership Interests having an aggregate Percentage Interest of sixty-six and two-thirds percent (66 2/3%) or more on the record date set for a vote of the Limited Partners. A “75% Majority LP Vote” means the affirmative vote or consent of Limited Partners owning Partnership Interests having an aggregate Percentage Interest of seventy-five percent (75%) or more on the record date set for a vote of the Limited Partners. Where any vote of Limited Partners is required under this Agreement but the Percentage Interest required to act is not specifically stated, such action shall be approved by Majority LP Vote.

     (g) Each Limited Partner shall have a voting percentage equal to the Percentage Interest attributable to all Partnership Interests owned by such Limited Partner on the record date set for the meeting or consent at or by which a vote is to be held. Any Feeder Entity may vote Partnership Interests held by it for and/or against any matter presented to the Limited Partners for a vote in such manner and proportions as may be provided for in the constituent documents of such Feeder Entity. At any time there are any Unaffiliated Limited Partners, any Limited Partner that is an Affiliate of the General Partner (including the Hines Limited Partner) shall be deemed to have voted and/or abstained with respect to any matter put to a vote of Limited Partners in the same manner and proportions as the Partnership Interests of the Unaffiliated Limited Partners are voted and/or abstained on such matter.

     (h) The General Partner may, in its discretion, grant to any Fund Investor which is not a Partner the right to have a non-voting observer attend each meeting of the Partners. The General Partner shall provide to any such observer notice of the time and place of any meeting of the Partners, and of any written consent being solicited from the Partner, in the same manner and at the same time as notice is sent to the Partners. The General Partner shall also provide to any such observer copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the Partners. Any observer who attends any meetings of the Partners shall execute and comply with an agreement with the Partnership and the General Partner containing such restrictions on the use and disclosure of confidential information and other matters as the General Partner may reasonably request.

          SECTION 11.7 Meetings of Fund Investors. Each Unaffiliated Limited Partner shall be deemed a Fund Investor and shall be entitled to participate in any meeting or vote of Fund Investors called in accordance with Section 11.7 of the Fund Partnership Agreement.

ARTICLE XII

Dissolution, Termination and Winding Up

          SECTION 12.1 Dissolution. The Partnership shall dissolve and its affairs shall be wound up upon the earliest to occur of the following events (each, a “Liquidating Event”):

     (a) an event of withdrawal as defined in Section 17-402 of the Act (such event, an “Event of Withdrawal”):

     (b) there ceasing to be any Limited Partners, as set forth in Section 17-801(4) of the Act (subject to the provisions thereof);

     (c) the entry of a decree of judicial dissolution under Section 17-802 of the Act;

     (d) the election of the General Partner, at any time after the date on which all or substantially all of the assets of the Partnership have been sold or otherwise disposed of; and

     (e) after the Initial Investment Period, the Fund Investors vote to terminate the Partnership in accordance with the provisions of Section 12.2;

provided, however, that upon the occurrence of an Event of Withdrawal with respect to the General Partner (the “Withdrawn General Partner”), the Partnership may continue its operations if within ninety days after such Event of Withdrawal the Limited Partners elect by Super Majority LP Vote to continue the business of the Partnership and elect a new General Partner, effective as of the date of withdrawal, before or within ninety days after the Event of Withdrawal (in which event a Liquidating Event shall not be deemed to have occurred).

          SECTION 12.2 Termination by Majority Fund Vote. After the Initial Investment Period, any Partner may propose that the Partnership be terminated and its affairs wound up in accordance with this Article 12 by delivering a written notice to the General Partner proposing that such action be taken and setting forth the reasons for such proposal, which notice shall immediately be delivered by the General Partner to the Fund General Partner. Following receipt of any such notice, the Fund General Partner shall call a special meeting of the Fund Investors in accordance with the provisions of Section 11.7 of the Fund Partnership Agreement, such meeting to be held on a date not later than the ninetieth day following the General Partner’s receipt of the notice from the Partner proposing such action. A Majority Fund Vote to terminate the Partnership at a special meeting called and held in accordance with the provisions of Section

11.7 of the Fund Partnership Agreement and this Section 12.2 shall be deemed a Liquidating Event, following which the Partnership shall be wound up in accordance with Section 12.3.

          SECTION 12.3 Winding up. Upon the occurrence of a Liquidating Event, the Partnership shall proceed to wind up its affairs and liquidate its property and assets as promptly as practicable, but in an orderly manner so as not to involve undue sacrifice. The General Partner, or if there is no general partner, a liquidator appointed by a Majority LP Vote, shall be the liquidator to wind up the affairs of the Partnership and to manage the Partnership’s assets during the winding up.

          SECTION 12.4 Liquidating Distributions. Proceeds from the sales of the Partnership’s assets pursuant to Section 12.3 shall be distributed in one or more installments in the following order of priority:

     (a) Such proceeds shall first be applied to the satisfaction all creditors of the Partnership (including the payment of expenses of the winding-up, liquidation and dissolution of the Partnership), including Partners who are creditors of the Partnership, to the extent otherwise permitted by law, either by the payment thereof or the making of reasonable provision therefor (including the establishment of reserves, in amounts established by the General Partner or, if applicable, the liquidator); and

     (b) The remaining proceeds, if any, plus any remaining assets of the Partnership, shall be applied and distributed to the Partners in accordance with the positive balances of the Partners’ Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the Partnership taxable year during which the liquidation occurs, by the end of such taxable year or, if later, within ninety days after the date of such liquidation. For purposes of the application of this Section 12.4 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution. If a Limited Partner shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Limited Partner to be in violation of any law, regulation or governmental order, such Limited Partner and the General Partner or the liquidator shall each use its best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

     (c) The parties to this Agreement intend that the allocation provisions contained herein shall produce final Capital Account balances of the Partners that will permit liquidating distributions to be made to the Partners pursuant to this Section 12.4 in accordance with their Percentage Interests. To the extent that the allocation provisions contained in this Agreement fail to produce such final adjusted Capital Account balances, (i) such provisions shall be amended if and to the extent necessary to produce such result, (ii) Profits and Losses of the Partnership (or items of gross income and deduction of the Partnership) shall be allocated by the Partnership among the Partners for current and future years if and to the extent necessary to produce such result, and (iii) the provisions of this sentence shall control notwithstanding any reallocation or adjustment of Profits or Losses (or items thereof) by the Internal Revenue Service or other taxing authority.

ARTICLE XIII

Miscellaneous

          SECTION 13.1 Waiver of Partition. Except as may be otherwise required by law, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition or similar action of any of the Partnership’s property.

          SECTION 13.2 Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner, with full power of substitution, the true and lawful attorney-in-fact and agent of such Limited Partner, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all in accordance with the terms of this Agreement, all instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware, any other jurisdiction in which the Partnership conducts or plans to conduct its affairs, or any political subdivision or agency thereof to effectuate, implement and continue the valid existence and affairs of the Partnership, including, without limitation, the power and authority to verify, swear to, acknowledge, deliver, record and file:

     (a) all certificates and other instruments, including any amendments to this Agreement or to the Certificate, which the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and all other jurisdictions in which the Partnership conducts or plans to conduct its affairs,

     (b) any amendments to this Agreement or any other agreement or instrument which the General Partner deems appropriate to (i) effect the addition, substitution or removal of any Limited Partner or General Partner pursuant to this Agreement or (ii) effect any other amendment or modification to this Agreement, but only if such amendment or modification is duly adopted in accordance with the terms hereof,

     (c) all conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership pursuant to the terms hereof, including the writing required by the Act to cancel the Certificate,

     (d) all instruments relating to transfers of Partnership Interests of Limited Partners or to the admission of any substitute Limited Partner, and

     (e) certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in the State of Delaware and all other jurisdictions in which the Partnership conducts or plans to conduct its affairs, but only if such names are duly approved in accordance with the terms of this Agreement.

Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement when acting in such capacities, except to the extent authorized herein. This power of attorney shall not terminate upon the bankruptcy, dissolution, disability or incompetence of the General Partner. To the fullest extent permitted by law, the power of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy or legal disability of the Limited Partner and shall extend to its successors and assigns; and may be exercisable by such attorney-in-fact and agent for all Limited Partners (or any of them) by listing all (or any) of such Limited Partners required to execute any such instrument, and executing such instrument acting as attorney-in-fact. Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized, regular and binding, without further inquiry. If required, each Limited Partner shall execute and deliver to the General Partner within five days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as the General Partner shall reasonably deem necessary for the purposes hereof.

          SECTION 13.3 Amendments.

     (a) Except as required by law, this Agreement (including the Exhibits and Schedules hereto) may be amended or supplemented by the General Partner without the consent of the Limited Partners; provided that no such amendment shall (i) increase any Limited Partner’s Capital Commitment, reduce its share of the Partnership’s distributions, income and gains or materially and adversely affect the rights granted to or liabilities of such Limited Partner hereunder, without the written consent of each Limited Partner so affected, (ii) change the vote of Limited Partners (the “Required Vote”) necessary for any consent required hereunder to the taking of an action unless such amendment is approved by Limited Partners who then own Partnership Interests having a combined voting power equal to or in excess of the Required Vote for the subject of such proposed amendment, or (iii) amend this Section 13.3 or the Investment Guidelines without the consent of each Limited Partner.

     (b) The General Partner shall have the right to amend this Agreement without the approval of any other Partner to the extent the General Partner reasonably determines, based upon written advice of tax counsel to the Partnership, that the amendment is necessary to provide assurance that the Partnership will not be treated as a “publicly traded partnership,” because it is entitled to “safe harbor” treatment under Section 7704 of the Code and the regulations promulgated thereunder; provided that (i) such amendment shall not change the relative economic interests of the Partners, reduce any Partner’s share of distributions, or increase any Partner’s Capital Commitment or its liability hereunder, (ii) the General Partner provides a copy of such written advice and amendment to the Limited Partners at least twenty Business Days prior to the effective date of any such amendment and the Limited Partners shall not have made a reasonable objection to such amendment prior to the effective date of such amendment by a Majority LP Vote.

          SECTION 13.4 Confidentiality. Each Limited Partner agrees to keep confidential, and not to make use of (other than for purposes reasonably related to its interest in the Partnership or for purposes of filing such Limited Partner’s tax returns or for other routine matters required by law) or disclose to any Person, any information or matter relating to the Partnership and its affairs and any information or matter related to any Investment (other than disclosure to such Limited Partner’s employees, agents, advisors, or representatives responsible for matters relating to the Partnership), including any information contained in any Capital Call or any report distributed pursuant to Section 11.5; provided that a Limited Partner may disclose any such information to the extent that (i) such information is or becomes generally available to the public through no act or omission of such Limited Partner, (ii) such information otherwise is or becomes known to such Limited Partner other than by disclosure by the Partnership or the General Partner, provided that the source of such information is not bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality, or (iii) such Limited Partner is required by law to disclose such information. Each Limited Partner shall cause its employees, agents, advisors, or representatives to comply with the provisions of this Section 13.4, and shall be liable to the Partnership and the General Partner for any breach of this Section 13.4 by any such Person.

          SECTION 13.5 Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement among the Partners with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter; provided that the Partnership or the General Partner, without any further act, approval or vote of any Partner, may (subject to Section 13.3) enter into side letters or other writings with individual Limited Partners which have the effect of establishing rights under, or altering or supplementing, the terms of, this Agreement. Any rights established, or any terms of this Agreement altered or supplemented, in a side letter with a Limited Partner shall govern with respect to such Limited Partner notwithstanding any other provision of this Agreement. The representations and warranties of the Limited Partners in, and the other provisions of, the Subscription Agreements shall survive the execution and delivery of this Agreement.

          SECTION 13.6 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid, In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

          SECTION 13.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) mailed, registered mail, first-class postage paid, (ii) sent by overnight mail or courier, or (iii) delivered by hand, if to any Partner, at such Partner’s address, or to such Partner’s facsimile number, set forth on Schedule 2.1 or in such Partner’s Subscription Agreement, and if to the Partnership, to the General Partner at the General Partner’s address, or to the General Partner’s facsimile number, set forth on Schedule 2.1, or to such other person or address as any Partner shall have last designated by notice to the Partnership, and in the case of a change in address by the General Partner, by notice to the Limited Partners. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or courier or by electronic mail or facsimile confirmed by letter and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, and (iii) if delivered by hand, on the date of receipt.

          SECTION 13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Partnership is formed pursuant to the Act, and the rights and liabilities of the Partners shall be as provided therein, except as herein otherwise expressly provided.

          SECTION 13.9 Successors and Assigns. Except with respect to the rights of Indemnified Parties hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by the creditors (other than a lender pursuant to the terms of any agreement governing or securing Indebtedness to which such lender and the Partnership are parties) of the Partnership and this Agreement shall be binding upon and inure to the benefit of the Partners and their legal representatives, heirs, successors and permitted assigns.

          SECTION 13.10 Headings. The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

          SECTION 13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

          SECTION 13.12 Third Party Beneficiary. If SLR ceases to be a Limited Partner, then, subject to Section 5.3(h) of the Fund Partnership Agreement, SLR shall be a third party beneficiary under this Agreement as to all rights granted to SLR hereunder. The rights granted to SLR in this Agreement were a material inducement to Sumitomo in its agreement to convey the Initial Asset Group (as defined in the Fund Partnership Agreement) to the Fund, SLR is relying upon such rights, and SLR shall have the right, without limitation of any other rights it may have as a third party beneficiary of this Agreement, to seek enforcement of such rights in its own name in accordance with the terms of this Agreement and the Act.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.

GENERAL PARTNER: HINES-SUMISEI U.S. CORE OFFICE TRUST
By:	/s/ Charles N. Hazen
	Name:	Charles N. Hazen
	Title:	President

Signature Page to Second Amended and Restated Agreement of Limited Partnership of Hines-Sumisei US Core Office Properties LP

LIMITED PARTNERS:

HINES US CORE OFFICE CAPITAL ASSOCIATES LIMITED PARTNERSHIP

By:	Hines Interests Limited Partnership

By: Hines Holdings, Inc.

By:	/s/ Charles N. Hazen
	Name:	Charles N. Hazen
	Title:	Senior Vice President

HINES INTERESTS LIMITED PARTNERSHIP By: Hines Holdings, Inc.

By:	/s/ Charles N. Hazen
	Name:	Charles N. Hazen
	Title:	Senior Vice President

Signature Page to Second Amended and Restated Agreement of Limited Partnership of Hines-Sumisei US Core Office Properties LP

SUMITOMO LIFE REALTY (N.Y.), INC.

By:	Hines-Sumisei U.S. Core Office Trust, as attorney in fact

By:	/s/ Charles N. Hazen
	Name:	Charles N. Hazen
	Title:	President

Signature Page to Second Amended and Restated Agreement of Limited Partnership of Hines-Sumisei US Core Office Properties LP

By:	Hines-Sumisei U.S. Core Office Trust, as attorney in fact

By:	/s/ Charles N. Hazen
	Name:	Charles N. Hazen
	Title:	President

Signature Page to Second Amended and Restated Agreement of Limited Partnership of Hines-Sumisei US Core Office Properties LP

By:	Hines-Sumisei U.S. Core Office Trust, as attorney in fact

By:	/s/ Charles N. Hazen
	Name:	Charles N. Hazen
	Title:	President

Signature Page to Second Amended and Restated Agreement of Limited Partnership of Hines-Sumisei US Core Office Properties LP

IK US PORTFOLIO INVEST GMBH & CO. KG

By:	Hines-Sumisei U.S. Core Office Trust, as attorney in fact

By:	/s/ Charles N. Hazen
	Name:	Charles N. Hazen
	Title:	President

Signature Page to Second Amended and Restated Agreement of Limited Partnership of Hines-Sumisei US Core Office Properties LP

Schedule 2.1

[Schedule Amended October 4, 2004]

Names and Addresses

GENERAL PARTNER

Hines-Sumisei U.S. Core Office Trust

Notice Address:	c/o Hines Interests Limited Partnership 2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056 Attention: Charles N. Hazen

LIMITED PARTNERS

Hines US Core Office Capital Associates Limited Partnership

Notice Address:	c/o Hines Interests Limited Partnership 2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056 Attention: Charles M. Baughn

Hines Interests Limited Partnership

Notice Address:	c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056
Attention: Charles M. Baughn

     Sumitomo Life Realty (N.Y.), Inc.

Notice Address:	101 East 52nd Street, 2nd Floor New York, New York 10022
Attention: Norio Morimoto

     [REDACTED]

Notice Address:	[REDACTED]
[REDACTED]
[REDACTED]

[REDACTED]

Notice Address:	[REDACTED]
[REDACTED]
[REDACTED]

IK US Portfolio Invest GmbH & Co. KG

Notice Address:	c/o Ideenkapital Financial Engineering AG Berliner Allee 27-29
D-40212 Dusseldorf
Attention: Michael Liebe

Schedule 3.1

[Schedule Amended October 4, 2004]

OP Units and Funded Commitments

Partner	OP Units (#)	Funded Commitment ($)

General Partner	178,957.235	$178,957,235.00

Hines Limited Partner	0.990	$990.00

SLR[1]	0.000	0.00

Hines[2]	0.000	0.00

[REDACTED]	5,000.000	$5,000,000.00

[REDACTED]	1,200.000	$1,200,000.00

DC US Portfolio Invest GmbH & Co. KG	20,000.000	$20,000,000.00

[1]	Only Partnership Interest held is Participation Interest.

[2]	Only Partnership Interest held is Participation Interest.